As filed with the Securities and Exchange Commission on June 7, 1996. Registration No. 333-4937



SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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PRE-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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KINARK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
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DELAWARE                                71-0268502
(State or Other Jurisdiction            (I.R.S. Employer
of Incorporation or Organization)       Identification Number)
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7060 SOUTH YALE AVENUE
TULSA, OKLAHOMA  74136
(918) 494-0964
(Address, Including Zip Code and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

PAUL R. CHASTAIN
CHIEF FINANCIAL OFFICER
7060 SOUTH YALE AVENUE
TULSA, OKLAHOMA  74136
(918) 494-0964
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)
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COPY TO:
Paul A. Quiros, Esq.
Nelson Mullins Riley & Scarborough, L.L.P.
1201 Peachtree Street, Suite 2200
Atlanta, Georgia  30361
(404) 817-6000
(404) 817-6050 (Fax)
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APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE
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     If the only securities being registered in this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                    CALCULATION OF REGISTRATION FEE

Title of Each Class ofAmount to beProposed MaximumProposed MaximumAmount of
Securities to be RegisteredRegistered(1)Price Per Share(2)Aggregate Offering Price(2)Registration Fee(3)
Common Stock, $.10 par value6,066,536$4.47   $27,117,415.92      $1,954.58

(1) Includes an additional 1,268,072 shares not included in the Company's initial filing made on May 31, 1996.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a). The estimated maximum price per share is calculated in accordance with subsections (c) and (g) of Rule 457 and represents the average of the high and low trading prices of the Common Stock on May 29, 1996.

(3) This amount is the registration fee for the additional 1,268,072 shares included in this amendment. The Company's initial filing made on May 31, 1996, was accompanied by a filing fee in the amount of $7,396.25 for registration of 4,798,464 shares.

                                ---------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

                              KINARK CORPORATION

                  Cross Reference Sheet Between Items in Part I of
                            Form S-3 and the Prospectus


     Item Number and Caption            Prospectus Caption

1.   Front of Registration Statement
     and Outside Front Cover Page
     of Prospectus                      Outside Front Cover Page

2.   Inside Front and Outside Back      Inside Front and Outside Back Cover
     Cover Pages of Prospectus          Pages

3.   Summary Information, Risk Factors  Summary; Risk Factors; Summary Pro
     and Ratio of Earnings to Fixed     Forma and Selected Financial Data
     Charges

4.   Use of Proceeds                    Use of Proceeds

5.   Determination of Offering Price    The Rights Offering

6.   Dilution                           *

7.   Selling-Security Holders           *

8.   Plan of Distribution               Outside Front Cover Page; Summary; The
                                        Rights Offering

9.   Description of Securities to Be    Description of Capital Stock
     Registered

10.  Interests of Named Experts and     Legal Matters; Experts
     Counsel

11.  Material Changes                   Summary; Business Strategy; The
                                        Acquisition or Merger

12.  Incorporation of Certain           Inside Front Cover Page; Description
     Information by Reference           of Capital Stock

13.  Disclosure of Commission Position  *
     on Indemnification for Securities
     Act Liabilities

*Omitted because answer is negative or not applicable

                    SUBJECT TO COMPLETION, DATED JUNE 7, 1996

PROSPECTUS

KINARK
CORPORATION
__________ COMMON SHARES

     Kinark Corporation ("Kinark" or the "Company") is offering up to 6,066,536 shares, to holders of record as of the close of business on ________________, 1996 (the "Record Date"), of its common stock, $.10 par value per share (the "Common Stock"). Each stockholder will receive one nontransferable right (each, a "Right") for each one share of Common Stock held on the Record Date (the "Rights Offering"), with each such Right entitling the holder thereof to subscribe for and purchase one share of Common Stock (the "Subscription Privilege") for a price of $____ per share (the "Subscription Price"). The Rights will expire at 5:00 p.m. New York City time, on ____________, 1996, unless extended as provided herein (the "Expiration Date"). Based on the Company's 18,000,000 authorized shares of Common Stock and the 7,201,536 shares currently issued and outstanding or reserved for issuance pursuant to the Company's stock option plans (collectively, the "Plans"), if each of the stockholders exercised its Rights in full, the number of shares of Common Stock issued and outstanding and reserved for issuance pursuant to the Plans after the Rights Offering would be 13,268,072 and the number of shares of Common Stock authorized and available for future issuance after the Rights Offering would be 4,731,928. The Rights are evidenced by nontransferable Subscription Cards (the "Subscription Cards") distributed to holders of record on the Record Date with this Prospectus. See "The Rights Offering." There are no assurances of proceeds to the Company under this Rights Offering. Once a holder has exercised any Rights, such exercise may not be revoked. Holders exercising Rights should complete and return their Subscription Card(s) with payment of the Subscription Price promptly to insure timely receipt and the collection of any funds prior to the Expiration Date.

[The following paragraph appears sideways along the left-hand margin of this page in red ink.]
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.

     The proceeds of this Rights Offering, together with other sources of funds available to the Company, if required, will be used by the Company to offer to acquire the remaining 364 shares, representing approximately 31%, of the capital stock (the "Acquisition") of Rogers Galvanizing Company ("Rogers") not currently owned by the Company, at a cost of approximately $2,584,400 and to pay related fees and expenses, for capital expenditures, for general corporate purposes and, if available, for possible future acquisitions primarily in the galvanizing industry and for repayment of the Company's term loan. In the event that some or all of the minority stockholders of Rogers decline to accept the Company's offer to purchase the remaining Rogers stock, the Company intends to complete the Acquisition through a merger pursuant to Delaware law (the "Merger"). In the Merger, all of the minority stockholders of Rogers would receive cash for their shares of Rogers stock. Completion of the Rights Offering is contingent upon satisfaction or waiver of certain conditions, including the determination by the Board of Directors of the Company that sufficient funds are available to permit the Company to consummate the Acquisition or Merger. In the event the conditions to the Rights Offering have not been satisfied by _______________, 1996, or the Rights Offering is otherwise terminated, all subscription payments will be returned promptly, without interest or deduction. See "The Acquisition or Merger" and "Use of Proceeds."

     This document contains a Prospectus of the Company with respect to the shares of Common Stock issuable upon the exercise of the Rights.

     The Company's Common Stock is listed for trading on the American Stock Exchange ("AMEX") under the symbol "KIN." The last reported sales price of the Common Stock on ________________, 1996, was $_______ per share. The Company anticipates that the shares of Common Stock issued upon the exercise of the Rights will be approved for trading on the AMEX.

     PRIOR TO DECIDING TO EXERCISE RIGHTS AND PURCHASE SHARES OF THE COMMON STOCK, POTENTIAL INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH IN "RISK FACTORS" ON PAGE 12 IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS. STOCKHOLDERS WHO DO NOT EXERCISE THEIR RIGHTS IN FULL WILL SUFFER SIGNIFICANT DILUTION IN THEIR PROPORTIONATE INTEREST IN THE EQUITY OWNERSHIP AND VOTING POWER OF THE COMPANY. SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    Price to Public     Underwriting DiscountsProceeds to the
                                        and Commissions(1)  Company(2)
Per Share           $__________                N/A          $__________
Total               $__________                N/A          $__________

(1) See "The Rights Offering - Information Agent" for information with respect to certain contingent fees which could be payable by the Company to Morrow & Co., Inc., the Information Agent for the Rights Offering.

(2) Before deducting expenses of the Rights Offering payable by the Company, estimated to be $1,104,000. See "Use of Proceeds."


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The date of this Prospectus is _______________, 1996.
AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; New York Regional Office, Public Reference Room, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the American Stock Exchange, Inc., and reports, proxy statements and other information concerning the Company may be inspected at the office of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.


DOCUMENTS INCORPORATED BY REFERENCE

     The following documents heretofore filed by the Company with the Commission under the Exchange Act are incorporated herein by reference: (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended; (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (c) the Company's Current Report on Form 8-K dated February 5, 1996, as amended; (d) the Company's Current Report on Form 8-K dated February 27, 1996, as amended; and (e) the Company's Current Report on Form 8-K dated May 14, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED, FROM MORROW & CO., INC., 909 THIRD AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022-4799 (TELEPHONE (800) 566-
9061).

PROSPECTUS SUMMARY

     This summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. Pursuant to the Stock Purchase Agreement dated as of August 3, 1994, as amended (the "Rogers Agreement"), by and among the Company and The C.L. Simpson Inter Vivos Revocable Trust and The Alta Rogers Simpson Inter Vivos Revocable Trust (collectively, the "Trusts"), the Company and the Trusts agreed for the Company to acquire 600 shares, representing 51.2%, of the capital stock of Rogers from the Trusts (the "Trust Stock") for $7,100 a share. In addition, the Company agreed to offer to purchase the remaining shares of Rogers from its minority stockholders (the "Minority Stock") at the same price per share paid for the Trust Stock. The Company acquired the Trust Stock on February 5, 1996, and in February and March, 1996, acquired 208 shares of the Minority Stock, representing 17.7% of the capital stock of Rogers, with the proceeds of a private placement of 2,319,038 of the Company's Common Stock (the "Private Placement"). Sales pursuant to the Private Placement closed on January 29, and April 4, 1996, with gross proceeds of $5,797,595. The Company currently owns 68.9% of the Rogers common stock and intends to offer to acquire the remaining Minority Stock with a portion of the proceeds of this Rights Offering (the "Acquisition") at the same price per share paid for the Trust Stock. The Company cannot determine how many additional minority stockholders of Rogers will accept the Company's offer, but for purposes of pro forma financial information appearing herein, all of the remaining Minority Stock is assumed to have been purchased. In the event that some or all of the minority stockholders of Rogers decline to accept the Company's offer to purchase the remaining Minority Stock, the Company intends to complete the Acquisition through a merger which would be effected under Section 251 of the Delaware General Corporation Law (the "Merger"). The Company would effect the Merger with a wholly-owned subsidiary of the Company pursuant to Delaware law and all of the Rogers stockholders, including the minority stockholders, would be paid cash consideration for their Rogers common stock in the amount of $7,100 a share. The minority stockholders of Rogers would have the right to exercise dissenters' rights pursuant to Delaware law, which would allow them to challenge the amount of the consideration paid to them for their Minority Stock in the Merger. The stockholders of the Company would have no such rights. The exercise of dissenters' rights by the minority stockholders of Rogers could not prevent the consummation of the Merger, but the exercise of such rights could increase the cost of the Merger and the Acquisition by increasing the amount the Company has to pay for each share of Minority Stock if it were determined that the shares should be valued at an amount greater than $7,100 a share and by increasing the costs associated with the Merger due to the costs that would be incurred resolving the issues raised by the dissenting stockholders. See "Risk Factors - Dissenters' Rights."

THE COMPANY

     The Company is a diversified company conducting business in two market segments: galvanizing and chemical storage and distribution. The Company operates its galvanizing business through Boyles Galvanizing Company, a wholly-owned subsidiary ("Boyles"), and Rogers, which is currently a majority owned subsidiary. Boyles and Rogers engage principally in hot dip galvanizing, a process in which iron and steel products are immersed in molten zinc to create an alloyed metal surface which is highly resistant to oxidation or corrosion. Through its wholly-owned subsidiary, Lake River Corporation ("Lake River"), the Company engages in the bulk storage of chemicals. Lake River, located in Chicago, has 233 tanks providing 44 million gallons of liquid storage capacity and 600,000 square feet of warehouse capacity. Lake River also operates bag and drum filling lines for integrated storage, formulating, packaging and distribution of chemicals. The Company recently divested itself of its specialty chemicals subsidiary, Kinpak, Inc. ("Kinpak"), which engaged in the production and packaging of antifreeze, windshield washer fluid and household cleaning products. Cash proceeds in the amount of $850,000 from the sale of Kinpak's assets were received during February 1996 and the buyer assumed the capital lease on Kinpak's plant facilities.

     The Company was incorporated under the laws of the State of Delaware in 1955. The mailing address of the Company's executive offices is P.O. Box 1499, Tulsa, Oklahoma 74101-1499. Its telephone number is (918) 494-0964.

BUSINESS STRATEGY

     A key part of the Company's business strategy is to grow its galvanizing business. The acquisition of a majority of the outstanding capital stock of Rogers (the "Rogers Stock") with the proceeds of the Private Placement has created the largest independent galvanizing operation in North America, and management believes that the combined company will have the largest share of the galvanizing market in the five-state region comprised of Texas, Missouri, Kansas, Oklahoma and Arkansas. The acquisition of the remaining Minority Stock will allow the Company to consolidate the financial results of Rogers with the
Company's results for tax purposes.   Consolidation of the Company's and
Rogers' financial results should result in a favorable tax effect because it should increase the Company's future taxable income (on a consolidated basis) which will allow the Company to more quickly realize the tax benefit of certain tax loss carryforwards by applying such tax loss carryforwards against its future taxable income. Consolidation of financial results should also provide additional net earnings for the Company which would strengthen its operating results. Currently, the Company is able to present only 68.9% of the Rogers net earnings in its operating results. Based on the pro forma combined results of the Company for the most recently completed fiscal year, management believes that the consolidation of financial results will increase the revenues and earnings generated by the Company's galvanizing operations. The Company believes that the acquisition of all or part of the remaining Minority Stock will allow the Company to continue the assimilation of Rogers as a Company subsidiary and allow the Company to realize some economies by consolidating the corporate operations of Rogers into its operations. Management believes that consummation of the Acquisition or the Merger and integration of Rogers with the Company will provide additional opportunities to enhance profitability of its galvanizing operations. The integration of Rogers should allow the Company to reduce overhead by combining the administrative, personnel, accounting and purchasing functions of Boyles and Rogers. Centralized purchasing is expected to result in improved allocation and pricing for zinc raw material, chemicals and natural gas supplies, key components utilized in the galvanizing process. The integration of Rogers should also allow the Company to standardize operating procedures and equipment in its galvanizing business to increase labor productivity and improve service turn-around time, critical factors which have a direct effect on daily production volume. In addition, the Acquisition or Merger should provide the Company with greater financial and managerial resources to enhance the Company's ability to make future acquisitions of independent galvanizing operations and its ability to make capital expenditures. See "Business Strategy."

THE ACQUISITION OR MERGER

     Pursuant to the Rogers Agreement, the Company acquired the Trust Stock from the Trusts for $7,100 per share for an aggregate purchase price of $4,260,000 in cash with a portion of the proceeds of the Private Placement. As part of the Rogers Agreement, the Company agreed to offer to purchase the Minority Stock from the minority stockholders for cash at a price of $7,100 per share, the same price per share paid for the Trust Stock. The Company has already acquired 208 shares of the Minority Stock for $1,476,800 in cash with a portion of the proceeds of the Private Placement. If all of the remaining Minority Stock is purchased at the proposed price per share the acquisition price will be $2,584,400. Giving effect to the payment of fees and expenses related to the Rights Offering and the Acquisition, including certain expenses related to the acquisition of the Trust Stock, the total cost associated with the Rights Offering and the Acquisition is estimated to be approximately $3,688,000. See "Use of Proceeds." The cost of the Merger should be equivalent to the cost of the Acquisition, unless stockholders perfect their dissenters' rights as described above and it is determined that the shares should be valued at an amount greater than $7,100 a share. The Acquisition or the Merger will be funded from the proceeds of the Rights Offering and other sources, if required. The Company will also use a portion of the proceeds for capital expenditures, for general corporate purposes and, if available, for future acquisitions primarily of galvanizing operations and for repayment of the Company's term loan. See "Use of Proceeds." There can be no assurance that the Company will be able to acquire any or all of the remaining Minority Stock if the Rights Offering is successful without having to effect the Merger as described above, or that the Company will receive sufficient proceeds to fund capital expenditures, for general corporate purposes, to finance additional acquisitions or to repay amounts outstanding under the term loan. See "Summary Pro Forma and Selected Consolidated Financial Information" and "The Acquisition or Merger."


THE RIGHTS OFFERING

Rights The Company is offering up to 6,066,536 shares of Common Stock to holders of record on __________, 1996, (the "Record Date"). Each stockholder of the Company will receive one nontransferable right (the "Rights") for each one share of the Common Stock held by such holder as of the close of business on the Record Date. Based on the Company's authorized 18,000,000 shares of Common Stock and 7,201,536 shares issued and outstanding or reserved for issuance pursuant to the Company's stock option plans (collectively, the "Plans") as of the Record Date, if all of the Rights were exercised in full, the number of shares of Common Stock issued and outstanding and reserved for issuance pursuant to the Plans after the Rights Offering would be 13,268,072 and the number of shares of Common Stock authorized and available for future issuance after the Rights Offering would be 4,731,928. The Rights are evidenced by nontransferable Subscription Cards (the "Subscription Cards"). See "The Rights Offering - The Rights" and "The Rights Offering - Subscription Privileges."

Subscription Price       $____ in cash per share of Common Stock subscribed for
                         pursuant to the Subscription Privilege (the
                         "Subscription Price").  See "The Rights Offering - The
                         Rights."

Subscription Privilege   Each Right entitles the holder thereof to purchase one
                         share of Common Stock upon payment of the Subscription
                         Price (the "Subscription Privilege").  See "The Rights
                         Offering - Subscription Privilege."

Non-Transferability of   The Rights are nontransferable.
Rights

Record Date              ________________, 1996, at 5:00 p.m. New York City
                         time.

Expiration Date          ________________, 1996, at 5:00 p.m. New York City
                         time, unless extended (the "Expiration Date").  The
                         Expiration Date will not be extended beyond
                         ____________, 1996, and if the conditions to the Rights Offering have not been satisfied by ____________, 1996, or the Rights Offering is otherwise terminated, all subscription payments will be returned promptly, without interest or deduction.
                         See "The Rights Offering - Expiration Date."

Procedure for Exercising Rights may be exercised by the holder by properly
Rights completing and signing the Subscription Card evidencing the Rights and forwarding such Subscription Card (or following the Guaranteed Delivery Procedures described herein), with payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Subscription Privilege to Chemical Mellon Shareholder Services, L.L.C. (the "Subscription Agent") on or prior to the Expiration Date. If the mail is used to forward Subscription Cards, it is recommended that insured, registered mail be used. No interest will be paid on funds delivered in payment of the Subscription Price. ONCE A HOLDER HAS EXERCISED ANY RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED. See "The Rights Offering - Exercise of Rights."

Procedure for Exercising Subscription Cards will not be mailed to holders of
Rights by Foreign and    Common Stock whose addresses are outside the United
Certain Other            States or who have an APO or FPO address, but will be
Stockholders             held by the Subscription Agent for their account.  To
                         exercise the Rights represented thereby, such holders must contact the Subscription Agent on or prior to 5:00 p.m. New York City time, on ________________,
                         1996.  See "The Rights Offering - Foreign and Certain
                         Other Stockholders."

Persons Holding Common   Persons holding Common Stock and receiving the
Stock and Wishing to     distributed with respect thereto through a
Exercise Rights Through  broker, dealer, commercial bank, trust
Others                   company or other nominee should contact the
                         appropriate institution or nominee and request it to effect the transactions for them. See "The Rights
                         Offering - Exercise of Rights."

Issuance of Common Stock Certificates representing shares of the Common Stock purchased pursuant to the valid exercise of the Rights will be delivered to subscribers as soon as practicable after the Expiration Date and the conditions to the Rights Offering have been satisfied. See "The Rights Offering - Subscription Privilege."

Subscription Agent       Chemical Mellon Shareholder Services, L.L.C.

Information Agent        Morrow & Co., Inc. (Telephone number: (800) 566-9061).

Common Stock to be       The exact number of shares outstanding after
Outstanding After the    completion of the Rights Offering depends upon
Rights Offering          the number of shares sold herein.  Two scenarios are
                         presented: (i) 12,133,072 shares assuming the issuance of 100% of the shares offered hereby (the
                         "100% Case"); and (ii) 9,099,804 shares assuming the issuance of 3,033,268 (or 50%) of the shares offered hereby (the "50% Case"). See "The Rights Offering" and "Capitalization."

AMEX Symbol for the      KIN
Common Stock

Use of Proceeds          The proceeds from the sale of the Common Stock in the
                         Rights Offering will be used by the Company to fund the Acquisition or the Merger, to pay related fees and expenses, to pay for capital expenditures and, if available, for future acquisitions primarily of galvanizing operations and for repayment of outstanding amounts pursuant to the Company's term loan. See "Use Of Proceeds," and "The Acquisition or
                         Merger." There are no assurances of proceeds to the Company under the Rights Offering or that the Company will be able to acquire all of the remaining Minority
                         Stock, without effecting the Merger.

Conditions to the Rights The issuance of shares pursuant to the Rights
Offering Offering is subject to the following conditions: (i) the absence of any suit or other action seeking to enjoin the Rights Offering, the Acquisition or the Merger; and (ii) the determination by the Board of Directors of the Company that sufficient funds are available to the Company from the proceeds of the Rights Offering and other sources, if required, to enable it to complete the Acquisition or the Merger. In the event that the foregoing conditions to the Rights Offering have not been satisfied by _________, 1996, or the Rights Offering is otherwise terminated, all subscription payments will be returned promptly, without interest or deduction. See "The Rights Offering - Conditions to the Rights Offering."

Amendments and           The Company may extend the Rights Offering and
Termination              otherwise amend the terms of the Rights Offering or
                         terminate the Rights Offering at any time prior to the Expiration Date or thereafter in the Board of Directors' discretion or if the conditions to the Rights Offering have not been satisfied. See "The
                         Rights Offering - Amendment and Termination."

Risk Factors             A purchase of the Common Stock involves a substantial
                         degree of risk. See "Risk Factors" for certain factors that a potential investor should carefully consider.

SUMMARY PRO FORMA AND SELECTED CONSOLIDATED FINANCIAL INFORMATION
(In thousands, except share and per share data)

     The Company's pro forma combined financial data set forth below and on the following page should be read in conjunction with the Unaudited Pro Forma Combined Condensed Financial Statements included elsewhere herein. Such pro forma data do not purport to present the financial position or results of operations of the Company had the transactions assumed herein occurred on the dates indicated, nor are they necessarily indicative of the results of operations which may be expected in the future. The pro forma combined financial data have been prepared showing the acquisition of all the remaining Minority Stock, and are presented assuming the Acquisition or Merger is funded either (i) by the proceeds of the sale of all of the shares offered hereby (the "100% Case") or (ii) by the sale of 3,033,268 of the shares offered hereby (or 50% of the total shares offered) (the "50% Case"). The summary historical data presented below and on the following pages have been derived from the Company's Consolidated Financial Statements and notes thereto incorporated by reference herein and Rogers' Consolidated Financial Statements and notes thereto included elsewhere herein, and should be read in conjunction therewith.

Pro Forma

                          For the Three Months Ended March 31, 1996
                                             100% Case(2)        50% Case(3)
                    Kinark    Rogers    Pro Forma Pro Forma Pro Forma Pro Forma
                    HistoricalHistorical(1)AdjustmentsCombinedAdjustmentsCombined
Sales               $10,417   $1,603    $-        $12,020   $-        $12,020
Costs and expenses  9,885     1,752     (45)      11,592    (45)      11,592
Other expenses      205       21        157       69        (35)      191
Income tax expense (benefit)120(65)     74        129       29        84
Minority Interest   (83)      -         83        -         83        -
Net earnings (Loss) 124       (105)     211       230       134       153
Net earnings (Loss)
  per common shares .02       -         -         .02       -         .02
Weighted average
  shares outstanding (4)5,318 -         6,815     12,133    3,782     9,100

                          For the Year Ended December 31, 1995
                                             100% Case(2)        50% Case(3)
                    Kinark    Rogers    Pro Forma Pro Forma Pro Forma Pro Forma
                    Historical(5)Historical(6)AdjustmentsCombinedAdjustmentsCombined
Sales               $25,246   $17,614   $-        $42,860   $-        $42,860
Costs and expenses  25,761    16,014    (180)     41,595    (180)     41,595
Other expenses      634       26        (629)     31        (139)     521
Income tax expense (benefit)(446)586    295       435       116       256
Discontinued Operation
  (Loss)            (1,176)   -         1,176     -         1,176     -
Net earnings (loss) (1,879)   988       1,484     799       1,361     488
Net earnings (loss)
  per common share  (.50)     -         -         .07       -         .05
Weighted average shares
  outstanding (4)   3,747     -         8,386     12,133    5,353     9,100

(1)  Rogers historical for the month of January 1996.
(2) Pro forma data reflecting (i) the issuance of all 6,066,536 shares of the Common Stock offered in this Rights Offering, and (ii) the acquisition of 100% of the remaining capital stock of Rogers by the Company. See "The Acquisition or Merger."
(3) Pro forma data reflecting (i) the issuance of 3,033,268 of the shares of the Common Stock offered in this offering, and (ii) the acquisition of 100% of the remaining capital stock of Rogers by the Company. See "The Acquisition or Merger."
(4) Weighted average shares outstanding include the dilutive effect of stock options, if applicable.
(5) During August 1995, the Company finalized a formal plan to discontinue the operations of its Kinpak subsidiary, comprising the Company's chemical packaging business. Substantially all of the assets of Kinpak were subsequently sold on February 27, 1996 for $1,840,000 consisting of $850,000 cash and the assumption by the buyer of the capital lease on its plant facilities which was financed by a $3,000,000 industrial revenue bond issue. Included in the Discontinued Operation Loss of $1,176,000 is a loss of $307,000 from operations in addition to the $1,264,000 loss on disposal (before income taxes of $395,000) which includes $460,000 of operating losses incurred through February 27, 1996, the closing date, and a $804,000 loss on the sale of assets. Revenues from Kinpak were $6,346,236 (including revenues of $263,110 for the period through the closing date) for the year ended December 31, 1995.
(6)  Rogers historical for the fiscal year ended September 30, 1995.


Kinark Historical

                         For the Three Months
                         Ended March 31,     For the Year Ended December 31,
                         1996      1995      1995(1)199419931992 1991(2)
Sales                    $10,417   $6,074    $25,246$26,223$25,542$26,338$29,369
Costs and expenses       9,885     6,355     25,76124,08722,83723,11923,830
Other expense            205       144       634  598  1,510850  477
Income tax expense (benefit)120    (155)     (446)527  430  550  1,120
Minority Interest        (83)      -         -    -    -    -    -
Discontinued Operations  -         (212)     (1,176)(601)15 (377)(256)
Change in Accounting
  Method                 -         -         -    -    1,802-    -
Net earnings (loss)(3)   124       (482)     (1,879)4102,5821,4423,686
Net earnings (loss)
  per common share 3)    .02       (.13)     (.50)(.11).68  .38  1.00
Weighted average
  shares outstanding(4)  5,318     3,751     3,7473,7523,7553,7483,705


                         At and For the
                         Three Months
                         Ended          At and For the Year Ended December 31,
                         March 31, 1996 1995 1994  1993 1992 1991
Working capital          $2,857         $2,875$2,761$3,961$4,028$2,000
Total assets             31,328         18,37520,95420,93118,40216,841
Capital expenditures     365            1,0551,4102,4593,1862,311
Depreciation and Amortization538        1,4711,4691,3041,2381,305
Long-term obligations    7,057          5,9326,0097,7207,5486,417
Stockholders' equity     13,913         8,16510,0449,6347,0525,119
     Per share           2.31           2.18 2.68 2.57 1.88 1.41
Common shares outstanding6,027          3,7473,7463,7463,7463,623

(1) During August 1995, the Company finalized a formal plan to discontinue the operations of its Kinpak subsidiary, comprising the Company's chemical packaging business. Substantially all of the assets of Kinpak were subsequently sold on February 27, 1996 for $1,840,000 consisting of $850,000 cash and the assumption by the buyer of the capital lease on its plant facilities which was financed by a $3,000,000 industrial revenue bond issue. Included in the Discontinued Operation Loss of $1,176,000 is a loss of $307,000 from operations in addition to the $1,264,000 loss on disposal (before income taxes of $395,000) which includes $460,000 of operating losses incurred during the third and fourth quarter of 1995 and the period through February 27, 1996, the closing date, and a $804,000 loss on the sale of assets. Revenues from Kinpak were $6,346,236 (including revenues of $263,110 for the period through the closing date) for the year ended December 31, 1995.
(2) The Company changed its method of valuing certain inventory from the first-in first-out (FIFO) method to the last-in first-out (LIFO) method in 1991. This change increased 1991 net earnings by $300,000 or $.08 per share.
(3) Earnings from continuing operations before cumulative effect of change in accounting method.
(4) Weighted average shares outstanding include the dilutive effect of stock options, if applicable.


Rogers Historical

                         For the Six Months
                         Ended March 31,For the Year Ended September 30,
                         1996 1995      1995 1994 1993 1992  1991
Sales                    $10,049$8,607  $17,614$12,625$11,544$10,907$11,575
Costs and expenses       9,5107,626     16,01412,24710,07010,09610,094
Other (income) expense   101  40        26   (50) (44) (8)  (26)
Income tax expense       153  327       586  104  511  312  495
Earnings                 285  614       988  324  1,007507  960
Dividends paid           113  113       225  459  225  225  284

                         At and For
                         the Six Months
                         Ended          At and For the Year Ended September 30,
                         March 31, 1996 1995 1994 1993 1992 1991
Working capital          $982           $1,488$1,119$1,515$1,160$909
Total assets             10,150         8,4726,8525,5484,2984,157
Capital expenditures     1,125          1,276973  923  596  828
Depreciation and Amortization430        807  672  550  474  381
Long-term obligations    1,392          1,377812  305  360  233
Stockholders' equity     4,624          4,4513,6883,8243,0422,760
/TABLE

RISK FACTORS

     Prior to deciding to exercise the Rights and purchase the Common Stock in the Rights Offering, potential investors should carefully consider the following factors, together with other information contained in or incorporated by reference into this Prospectus, in evaluating the Company and its businesses.

CONCENTRATION OF OWNERSHIP IN MANAGEMENT - CERTAIN ANTI-TAKEOVER EFFECTS

     Assuming the sale of all 6,066,536 shares offered hereby (the 100% Case), the members of the Board of Directors and senior management of the Company would beneficially own approximately 46.1% of the Common Stock if all such persons exercised their subscription privileges to the fullest extent.
Assuming the sale of 3,033,268 of the shares offered hereby (the 50% Case), the members of the Board of Directors and senior management would beneficially own approximately 61.4% of the Common Stock if all such persons exercised their subscription privileges to the fullest extent. Although it is unlikely that the members of the Board of Directors and senior management will exercise their Subscription Privileges to the fullest extent, this Common Stock ownership, together with various provisions of the Company's Restated Certificate of Incorporation may tend to deter non-negotiated tender offers or other efforts to obtain control of the Company and thereby deprive stockholders of opportunities to sell shares of Common Stock at prices higher than those prevailing in the market. See "Description of Capital Stock - Certain Certificate of Incorporation and Bylaw Provisions."

RECENT OPERATING LOSSES

     During six of the last seven fiscal quarters, the Company experienced operating losses due primarily to losses at Kinpak and diminished profitability at Lake River, its chemical packaging and storage subsidiaries. The Company divested itself of Kinpak on February 27, 1996. While the Company reported positive earnings for the first quarter of 1996, and management expects the Company's earnings to continue to improve after the divestiture of Kinpak and if the Acquisition or the Merger is consummated, there can be no assurance that the Company will be profitable over any particular time frame. Continued losses will impair the Company's liquidity and capital resources and reduce the value of the Common Stock. See "Business Strategy."

PRO FORMA LIQUIDITY AND CAPITAL RESOURCES

     The Company's recent losses have reduced its liquidity and capital resources. Depending upon the number of shares of Common Stock issued in the Rights Offering, substantially all of the net proceeds from the Rights Offering could be utilized in the Acquisition of the remaining Minority Stock. In addition, the Company's outstanding borrowings under its bank term loan and revolving credit facility mature on April 30, 1997, and there can be no assurance that the maturity date can be extended or the borrowings refinanced.

     Rogers has outstanding borrowings under two revolving lines of credit and three term loans provided under a bank credit agreement, and notes payable to unrelated companies for the purchase of equipment. The two revolving lines of credit both mature on July 31, 1996. The three term loans mature at various dates in October 1996, July 1997 and October 2000. The notes payable to unrelated companies have maturities at various dates ranging from 1997 through 2015. There can be no assurance that any of these maturity dates can be extended or the borrowings refinanced.

      Unless the Company and Rogers are sufficiently profitable or the bank borrowings are extended or refinanced, the Company and Rogers will likely have to find additional sources of working capital to fund their operations. There can be no assurance that these sources, if needed, will be found.

     In addition, the Company's bank credit agreement provides that in the event of certain defaults under the Rogers bank credit agreement, such defaults would constitute a default under the Company's bank credit agreement and could cause the maturity date of the Company's outstanding borrowings to be
accelerated.   There can be no assurance that such a default by Rogers will not occur.

CONDITIONS TO THE ACQUISITION OR MERGER

     The Company's ability to complete the Acquisition or the Merger is dependent upon its securing the necessary financing if the proceeds of the Rights Offering are not sufficient. There can be no assurance that sufficient funds from these sources will exist to complete the Acquisition or the Merger. If sufficient funds are not made available through this Rights Offering and the Company is not able to raise the additional funds necessary to complete the Acquisition or the Merger, no shares will be sold in this Rights Offering and all subscription payments will be returned promptly, without interest or deduction. See "The Rights Offering - Conditions to The Rights Offering" and "The Acquisition or Merger."

IMPACT OF RIGHTS OFFERING ON HOLDERS OF COMMON STOCK

     The Rights entitle the holders of the Common Stock to purchase shares of the Common Stock at a price below the prevailing market price of the Common Stock immediately prior to the commencement of the Rights Offering. Holders of the Common Stock who exercise their Rights will preserve, and may increase, their proportionate interest in the equity ownership and voting power of the Company. Holders who do not exercise their Rights will experience a decrease in their proportionate interest in the equity ownership and voting power of the Company. The consummation of the sale of the shares offered hereby would increase the number of shares of Common Stock outstanding (on a pro forma basis as of March 31, 1996) (i) by 6,066,536 shares (or 100%) to 12,133,072 shares, assuming all of the shares offered hereby are issued (the 100% case), or (ii) 3,033,268 shares (or 50%) to 9,099,804 shares, assuming 50% of the shares offered hereby are issued (the 50% case).

DISSENTERS' RIGHTS

     In the event that some or all of the minority stockholders of Rogers decline to accept the Company's offer to purchase the Minority Stock, the Company intends to complete the Acquisition through the Merger. Upon completion of the Merger, the minority stockholders of Rogers would receive cash consideration for their Minority Stock in the amount of $7,100 a share. The minority stockholders of Rogers would have the right to exercise dissenters' rights under Delaware law, which would allow them to challenge the amount of the cash consideration paid for their Minority Stock in the Merger. The stockholders of the Company would have no such rights. The exercise of dissenters' rights by the minority stockholders of Rogers would not prevent consummation of the Merger, but the exercise of such rights could increase the cost of the Merger and the Acquisition by increasing the amount the Company has to pay for each share of Minority Stock if it were determined that the shares should be valued at an amount greater than $7,100 a share and by increasing the costs associated with the Merger due to the valuation costs related to the issues raised by the dissenting stockholders. In the event the Company completes the Acquisition through the Merger, there can be no assurance that some or all of the minority stockholders of Rogers will not exercise their dissenters' rights.

MARKET CONSIDERATIONS

     There can be no assurance that the market price of the Common Stock will not decline during the subscription period or that, following the issuance of the Rights and the issuance of the underlying shares upon exercise of the Rights, a subscribing Rights holder will be able to sell shares purchased in the Rights Offering at a price equal to or greater than the Subscription Price. The election of a Rights holder to exercise Rights in the Rights Offering is irrevocable. Moreover, until certificates are delivered, subscribing Rights holders may not be able to sell the Common Stock that they have purchased in the Rights Offering. Certificates representing shares of the Common Stock purchased pursuant to the Subscription Privilege will be delivered as soon as practicable after the Expiration Date. No interest will be paid to Rights holders on funds delivered to the Subscription Agent pursuant to the exercise of Rights pending delivery of Common Stock acquired upon exercise of the Rights or if the Rights Offering is terminated.

RIGHTS NOT TRANSFERABLE; NO MARKET FOR RIGHTS

     The Rights are not transferable, and thus there will be no market or other means for holders of the Rights to directly realize any value associated with the Rights. Thus, holders of the Rights must exercise them and acquire additional shares of the Common Stock in order to realize any such value. The election of a Rights holder to exercise Rights in the Rights Offering is irrevocable.

DEBT RESTRICTIONS

     The terms of the Company's existing bank term loan and revolving credit facility restrict certain aspects of the Company's operations. These restrictions include specified minimum values for the net worth and working capital and a maximum debt to net worth ratio for the Company, and limitations on incurring additional debt or capital expenditures or engaging in acquisitions and dispositions by the Company. There can be no assurance that the Company will be able to comply with these restrictions without disrupting its business.

     The terms of Rogers' existing revolving lines of credit and term loans restrict certain aspects of Rogers' operations. These restrictions include a specified minimum value for the net worth of Rogers, limitations on the payment of dividends and limitations on incurring additional debt or lease obligations. There can be no assurance that Rogers will be able to comply with these restrictions without disrupting its business.

COMPETITION

     The independent hot dip galvanizing market is highly competitive. In particular, during 1995, the Company's Boyles subsidiary was subject to increasing price pressure from its competitors in certain of its geographic markets, and a new independent galvanizer recently commenced operations in Rogers' geographic market. Although prices have improved during 1996, the current profitability of Boyles and Rogers, and hence the Company, will depend in part on their ability to maintain current prices. There can be no assurance that these prices can be maintained. See "Business Strategy."

GOVERNMENT REGULATION

     The Company's operations are subject to various government regulations, including those related to occupational safety and health (OSHA), workers' compensation and environmental matters. Like their competitors in the galvanizing and chemicals businesses, the Company and its subsidiaries, including Rogers, will have regulatory compliance costs associated with past, present and future operations, but the Company cannot presently quantify the cost of complying with these regulations. While neither the Company, nor its subsidiaries is presently the subject of any material claim or investigation with respect to these regulations, there can be no assurance that the cost of complying with these regulations in the future will not have a material adverse effect on the Company or its subsidiaries.


BUSINESS STRATEGY

     In May 1995, Michael T. Crimmins, currently the Chairman of the Board of the Company, acquired 9.7% of the Company's Common Stock from Northbridge Holdings, Inc. In connection with this acquisition, Mr. Crimmins assumed the duties of Chairman of the Board of the Company and later became Chief Executive Officer of the Company. Subsequently, in February 1996, Ronald J. Evans assumed the duties of President of the Company.

     Mr. Crimmins and the other members of the Board intend to lead the Company toward a refocusing of its efforts on its galvanizing business. The Company divested itself of its Kinpak specialty chemical subsidiary and has completed the acquisition of a controlling interest in Rogers to expand its galvanizing operations. Mr. Crimmins, Mr. Evans and Paul R. Chastain, all officers and directors of the Company, now comprise the entire Board of Directors of Rogers and control management of the Rogers business. The acquisition of a controlling interest in Rogers has created the largest independent galvanizing operation in North America, and management believes that the combined company will have the largest share of the galvanizing market in the five-state region comprised of Texas, Missouri, Kansas, Oklahoma and Arkansas. Rogers' sales have increased steadily since 1990 due to a strong geographic niche in the central Midwestern United States market and, based on its operating income for the fiscal year ended September 30, 1995, Rogers would have been a major contributor to the Company's profitability during this period.

     A key part of the Company's business strategy is to grow its galvanizing business. As part of its efforts to refocus on galvanizing, the Company is proceeding toward consummation of the Acquisition or Merger and the full integration and consolidation of Rogers into its operations. The Rights Offering is an integral step in the financing of the Acquisition or Merger.

     The acquisition of the remaining Minority Stock would allow the Company to consolidate the financial results of Rogers with the Company's results for tax purposes. Consolidation of the Company's and Rogers' financial results should result in a favorable tax effect because it should increase the Company's future taxable income (on a consolidated basis) which will allow the Company to more quickly realize the tax benefit of certain tax loss carryforwards by applying such tax loss carryforwards against its future taxable income. Consolidation of financial results should also provide additional net earnings for the Company which would strengthen its operating results. Currently, the Company is able to present only 68.9% of the Rogers' net earnings in its operating results. Based on the pro forma combined results of the Company for the most recently completed fiscal year, management believes that the consolidation of financial results will increase the revenues and earnings generated by the Company's galvanizing operations.

     Management believes that the acquisition of the remaining Minority Stock will allow the Company to continue the assimilation of Rogers as a subsidiary of the Company and allow the Company to realize some economies by consolidating the corporate operations of Rogers. Management believes that consummation of the Acquisition or the Merger and integration of Rogers with the Company will provide additional opportunities to enhance profitability of its galvanizing operations. The integration of Rogers should allow the Company to reduce overhead by combining the administrative, personnel, accounting and purchasing functions of Boyles and Rogers. Centralized purchasing is expected to result in improved allocation and pricing for zinc raw material, chemicals and natural gas supplies, key components utilized in the galvanizing process. The integration of Rogers should also allow the Company to standardize operating procedures and equipment in its galvanizing business to increase labor productivity and improve service turn-around time, critical factors which have a direct effect on daily production volume. Management also believes that consummation of the Acquisition or Merger will allow the Company to more effectively utilize the management teams of the combined operations and allow the Company to fully integrate its sales and marketing programs in the galvanizing business. In addition, the Acquisition or Merger should provide the Company with greater financial and managerial resources necessary to strengthen the competitive position of the Company which will enhance the Company's ability to make future acquisitions of independent galvanizing operations.


THE ACQUISITION OR MERGER

GENERAL

     On August 3, 1994, the Company entered into an agreement (the "Rogers Agreement") with the Trusts, which together owned 600 shares or 51.2% of the capital stock (the "Trust Stock") of Rogers, to acquire their stock in Rogers for approximately $4.3 million in cash or $7,100 a share. As part of the Rogers Agreement, the Company agreed to offer to purchase the remaining shares of Minority Stock from Rogers' minority stockholders for cash at a price per share equivalent to that paid to the Trusts for the Trust Stock.

     In February and March 1996, the Company acquired the Trust Stock and 208 shares of the Minority Stock with the proceeds of a private placement, completed in April 1996, of 2,319,038 shares of the Company's Common Stock (the "Private Placement"). The Private Placement represented the sale of unregistered shares of the Company's Common Stock to certain accredited investors at a sales price of $2.50 a share. The share price in the Private Placement was based on the last reported sales price of the Common Stock on December 14, 1995, the date the Private Placement was approved by the Company's Board of Directors.

     The Company currently owns 68.9% of the Rogers common stock and intends to offer to acquire the remaining Minority Stock with a portion of the proceeds of this Rights Offering at the same price per share paid for the Trust Stock. The Company cannot determine how many additional minority stockholders of Rogers will accept the Company's offer. In the event that some or all of the minority stockholders of Rogers decline to accept the Company's offer to purchase the Minority Stock, the Company intends to accomplish the Acquisition through a merger which would be effected under Section 251 of the Delaware General Corporation Law (the "Merger"). The Company would effect the Merger with a wholly-owned subsidiary of the Company under Delaware law and all of the Rogers stockholders, including the minority stockholders, would be paid cash consideration for their Rogers common stock in the amount of $7,100 a share.

     If all of the remaining Minority Stock is purchased at the proposed price per share the acquisition price will be $2,584,400. Giving effect to the payment of fees and expenses related to the Rights Offering and the Acquisition, including certain expenses related to the acquisition of the Trust Stock, the total cost associated with the Rights Offering and the Acquisition is estimated to be approximately $3,688,000. See "Use of Proceeds." The cost of the Merger should be equivalent to the cost of the Acquisition, unless stockholders perfect their dissenters' rights and it is determined that the shares should be valued at an amount greater than $7,100 a share. See "Risk Factors - Dissenters' Rights." The cost of the Acquisition or the Merger would be funded from the proceeds of the Rights Offering and other sources, if required. The Company will also use a portion of the proceeds for capital expenditures, for general corporate purposes and, if available, for future acquisitions primarily of galvanizing operations and for repayment of the Company's term loan. See "Use of Proceeds." There can be no assurance that the Company will be able to acquire any or all of the remaining Minority Stock if the Rights Offering is successful without having to effect the Merger as described above, or that the Company will receive sufficient proceeds to fund capital expenditures, for corporate purposes, to finance additional acquisitions or to repay amounts outstanding under the term loan.

ROGERS' BUSINESS

     Similar to the Company's Boyles subsidiary, Rogers provides corrosion protection for metal components by means of hot dip galvanizing. Rogers was incorporated in 1940 and competed with Boyles in the central midwestern United States market. Although the two companies previously bid jobs for the same customers, the primary markets of the two companies did not generally overlap due to the diverse physical locations of the Boyles' and Rogers' plants.
Rogers galvanizes for more than 600 customers annually. Rogers' primary market is in the Tulsa area, which generates approximately 65% of its annual tonnage. Currently, 40% to 50% of Rogers' business is subject to a yearly contract or blanket purchase order.

     Rogers maintains and operates two galvanizing plants in Tulsa. On a combined basis, Rogers operates three galvanizing kettles with 56,000 square feet under roof. Combined capacity is 75,000 tons of galvanized steel per year and, in the year ended December 31, 1995, Rogers galvanized approximately 54,000 tons of steel. Rogers employs approximately 235 full-time employees. Rogers acquired a galvanizing company in Kansas City, Missouri in September 1995 which it operates as a wholly-owned subsidiary. This acquisition was intended to expand Rogers' operations to better serve the geographic area of the midwestern United States that it was already serving. A competitor of Rogers recently built a new plant in the Tulsa area, and as a result the price that Rogers can charge for galvanizing is expected to be subject to enhanced competitive pressure.

     In addition, Rogers conducts specialty galvanizing operations through two subsidiaries, Spin-Galv, Inc. ("Spin-Galv") and Reinforcing Services, Inc. ("RSI"). Spin-Galv provides specialized centrifuge galvanizing for smaller metal components by placing them in a basket-like container and "spinning" them in a molten zinc solution. Markets targeted by Spin-Galv include fabricators, original equipment manufacturers, and manufacturers of industrial fasteners and connectors. RSI provides galvanized components primarily through a business agreement with The Reinforced Earth Company ("RECO"). RSI purchases steel, fabricates it to RECO's specifications and then galvanizes it using a highly specialized and automated process that requires roughly one-third of the personnel needed for more traditional galvanizing methods. This on-site fabrication and galvanizing eliminates the in-bound transportation expense normally incurred by RECO in shipping to the galvanizer. RSI's agreement with RECO expires August 31, 1997. RSI plans to target other specialty manufacturers, such as rebar manufacturers, to explore opportunities for adding new galvanizing business.

USE OF PROCEEDS

     The proceeds to the Company from the sale of the maximum number of shares of Common Stock to be issued with respect to the Rights are estimated to be approximately $___________, after deducting the estimated offering expenses payable by the Company. However, there is no assurance that the Company will receive any proceeds from the Rights Offering. The Company will use the net proceeds of the Rights Offering and financing from other sources, if required, to finance the Acquisition or the Merger, pay related fees and expenses, for capital expenditures, for general corporate purposes and, if available, for possible future acquisitions primarily in the galvanizing industry and for repayment of the Company's term loan. The following table illustrates the estimated sources and uses of funds, assuming that the Company acquired all the remaining Minority Stock of Rogers on May 31, 1996, through either (i) the issuance of all of the shares of Common Stock offered hereby (the "100% Case"), or (ii) the issuance of 3,033,268 of the shares of Common Stock offered hereby (the "50% Case"). There can be no assurance that the Company will receive any proceeds from the Rights Offering.

                100% CASE                         50% CASE
                         AMOUNT                             AMOUNT
                         (IN THOUSANDS)                     (IN THOUSANDS)
SOURCES OF FUNDS:                       SOURCES OF FUNDS:
Common Stock offered hereby$ --         Common Stock offered hereby$ --
Other Sources(1)         11             Other Sources(1)    11
     Total Sources of Funds$ --              Total Sources of Funds$ --

USES OF FUNDS:                          USES OF FUNDS:
Acquisition of Rogers    $2,584         Acquisition of Rogers$2,584
Fees and expenses(2)     1,104          Fees and expenses(2)1,104
Capital Expenditures(3)    --           Capital Expenditures(3) --
Acquisitions(4)            --
Repayment of Term Loan(5)  --           Repayment of Term Loan(5) --
Other corporate purposes   --           Other corporate purposes  --
     Total Uses of Funds $ --                Total Uses of Funds$ --

(1)  Proceeds remaining from the Private Placement.

(2) This amount includes expenses for financial services related to the initial acquisition of the Trust Stock which were not paid from the proceeds of the Private Placement

(3) This amount would be used for capital improvements to upgrade or replace existing galvanizing plants and operating equipment, to upgrade chemical storage tanks and pipelines and for other projects to enhance the efficiencies and profitability of the facilities operated by Boyles, Rogers and Lake River.

(4) This amount would be used to make strategic acquisitions primarily in the galvanizing industry.

(5) This amount would be used to repay all or a portion of the outstanding principal and interest relating to the Company's term loan from the Bank of Oklahoma.

CAPITALIZATION


     The following table sets forth, assuming the acquisition of all of the remaining Minority Stock, (i) the actual capitalization of the Company at March 31, 1996, (ii) the pro forma capitalization of the Company at March 31, 1996, in the 100% Case, after deducting the estimated offering expenses and the application of the net proceeds, and (iii) the pro forma capitalization of the Company at March 31, 1996, in the 50% Case, after deducting the estimated offering expenses and the application of the net proceeds.



                                                       March 31, 1996
                                                            Pro Forma Pro Forma
                                             Historical     100% Case 50% Case
                                                       (In thousands)
Long-term obligations                        $7,057         $2,757    $6,057
Stockholders' equity
     Common stock, $.10 par value,
          Authorized:  Actual - 18,000,000 shares;
          Issued:  Historical and Adjusted Historical -
                7,479,600 shares(1)
                Pro forma 100% Case - 12,133,072 shares(1)
               Pro forma 50% Case - 9,099,804 -- shares(1)7481,213    910
     Additional paid-in capital              15,927         27,254    18,458
     Retained earnings                       3,214          3,214     3,214
     Less:  Treasury stock at cost:  Actual -
          1,453,064 shares: Pro forma 100% Case and pro
               forma 50% Case - no shares    (5,976)        0         0
          Total stockholders' equity         13,913         31,681    22,582
               Total long-term obligations and
                    stockholders' equity     $20,970        34,438    28,639

- ------------
(1) Does not include shares issuable pursuant to currently exercisable options to purchase Common Stock, which aggregate 77,125 shares or shares reserved for issuance pursuant to the Plans. Reflects the sale of 40,000 shares of treasury stock at $2.50 per share on April 4, 1996.

COMMON STOCK DIVIDENDS AND PRICE RANGE

     The Company has a longstanding policy of not paying cash dividends on its Common Stock in order to reinvest earnings to support its business operations. The Company presently intends to continue that policy. The terms of the Company's bank borrowings also restrict the payment of dividends on its Common Stock. The Company's Common Stock is listed for trading on the American Stock Exchange (the "AMEX") under the symbol "KIN" and appears in the market reports in The Wall Street Journal as "KinarkCp." The following table sets forth, for the periods indicated, the high and low sales prices of the Common Stock as reported by the AMEX:

                               Quarterly Stock Prices
                          First     Second    Third     Fourth
1996
               High      $3 1/4    4 3/4(1)    N/A       N/A
               Low       2 1/2     2 3/8(1)    N/A       N/A
1995
               High      $4        $3 15/16    3 7/16    3 1/4
               Low       3         2 7/8       2 7/8     2 1/4
1994
               High      $4 11/16  $4 7/8      $4 1/2    $4 1/4
               Low       3 3/4     4           3 1/2     3
1993
               High      $5 1/2    $5 1/2      $5 3/8    $4 1/4
               Low       4 3/8     4 1/4       4         3 3/8

- ------------

(1)  Through June 5, 1996.

     On June 5, 1996, the closing price of the Common Stock on the AMEX was $4.13 per share. On that date, there were approximately 2,446 record holders of the Common Stock.


THE RIGHTS OFFERING

THE RIGHTS


     The Company is offering up to 6,066,536 shares of its Common Stock through the distribution of nontransferable Rights, at no cost, to the record holders ("Holders") of outstanding shares of the Common Stock as of the Record Date (5:00 p.m. New York City time, on ________________, 1996). The Company will distribute one Right for each one share of the Common Stock held on the Record Date. Each such Right entitles the holder thereof to subscribe for shares of the Common Stock pursuant to a Subscription Privilege. See "Subscription Privileges." The Rights are evidenced by nontransferable Subscription Cards (the "Subscription Cards").


     The Subscription Price of $____ per share of the Common Stock represents a discount of ____% from the closing price of $_______ for the shares of the Common Stock listed on the AMEX immediately prior to the commencement of the Rights Offering. There can be no assurance that shares of the Common Stock will trade at prices above the Subscription Price. See "Risk Factors - Market Considerations."

EXPIRATION DATE

     The Rights will expire at 5:00 p.m. New York City time, on ____________, 1996, unless extended by the Company (the "Expiration Date"), after which time all unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after 5:00 p.m. New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were transmitted, except when timely transmitted pursuant to the Guaranteed Delivery Procedures described below. The Expiration Date will not be extended beyond ____________, 1996, and if the conditions to the Rights Offering have not been satisfied by such date, or the Rights Offering is otherwise terminated, all subscription payments will be returned promptly, without interest or deduction. See "Amendments and Termination."

SUBSCRIPTION PRIVILEGES

     Subscription Privilege. The Subscription Privilege entitles the holder of each Right to purchase one share of the Common Stock upon payment of the Subscription Price. Certificates representing shares of the Common Stock purchased pursuant to the Subscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date. The Company is authorized to issue 18,000,000 shares of Common Stock, and 7,201,536 shares are currently issued and outstanding or reserved for issuance pursuant to the Company's stock option plans (collectively, the "Plans"). If each of the Company's stockholders were to exercise its Subscription Privilege to the full extent of current ownership, the number of shares of Common Stock issued and outstanding and reserved for issuance pursuant to the Plans after the Rights Offering would be 13,268,072 and the number of shares of Common Stock authorized and available for future issuance after the Rights Offering would be 4,731,928. The Company believes that it is very unlikely that each stockholder will decide to participate in the Rights Offering to the full extent of current ownership, and therefore, the number of shares of Common Stock authorized and available for future issuance will likely be greater than 4,731,928.

EXERCISE OF RIGHTS

     Rights may be exercised by delivering to the Subscription Agent, at or prior to the Expiration Date (5:00 p.m. New York City time, on ____________, 1996, unless extended), the properly completed and executed Subscription Card evidencing those Rights with any required signature guarantees, together with payment in full of the Subscription Price for each share of the Common Stock subscribed for pursuant to the Subscription Privilege. Such payment must be made by (a) check or bank draft drawn upon a U.S. bank or postal, telegraphic, or express money order payable to Chemical Mellon Shareholder Services, L.L.C., as Subscription Agent, or (b) wire transfer of same day funds to the account maintained by the Subscription Agent for such purpose at Mellon Bank, N.A., ABA No. _______________, Account No. _____________________ (marked: "Kinark
Corporation Subscription"). Payment of the Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order or (iii) receipt of good funds in the Subscription Agent's account designated above. HOLDERS WISHING TO PAY BY UNCERTIFIED PERSONAL CHECK SHOULD NOTE THAT SUCH A CHECK MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR AND SHOULD TRANSMIT THE CHECK SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT IT IS RECEIVED AND CLEARS BY SUCH DATE OR CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

     The addresses to which the Subscription Cards and payment of the Subscription Price should be delivered are:

     By Mail:  Chemical Mellon Shareholder Services, L.L.C.
               Reorganization Department
               P.O. Box 817
               Midtown Station
               New York, NY  10018

     By Hand or
     Overnight:     Chemical Mellon Shareholder Services, L.L.C.
                    Reorganization Department
                    120 Broadway
                    13th Floor
                    New York, NY  10271

If a Rights holder wishes to exercise Rights, but time will not permit such holder to cause the Subscription Cards evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

          (i) such holder has caused payment in full of the Subscription Price for each share of the Common Stock being subscribed for pursuant to the Subscription Privilege to be received (in the manner set forth above) by the Subscription Agent on or prior to the Expiration Date;

          (ii) the Subscription Agent receives, on or prior to the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form provided with the Instructions as to Use of Kinark Corporation Subscription Cards (the "Instructions") distributed with the Subscription Cards, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD"), or from a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"), stating the name of the exercising Rights holder, the number of Rights represented by the Subscription Cards held by such exercising Rights holder, the number of shares of the Common Stock being subscribed for pursuant to the Subscription Privilege, and guaranteeing the delivery to the Subscription Agent of any Subscription Cards evidencing such Rights within three AMEX trading days following the date of the Notice of Guaranteed Delivery; and

          (iii) the properly completed Subscription Card evidencing the Rights being exercised, with any required signatures guaranteed, is received by the Subscription Agent within three AMEX trading days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Cards at the addresses set forth above, or may be transmitted to the Subscription Agent by telegram or facsimile transmission (telecopier no. (201) 329-8936) confirmed by telephone (telephone no. (201) 286-4983). Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Information Agent, whose address and telephone number are set forth below under "Information Agent."

     Funds received in payment of the Subscription Price for shares subscribed for pursuant to the Rights will be held in a segregated account pending issuance of such shares.

     Unless a Subscription Card (i) provides that the shares of the Common Stock to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the record holder of such Rights or (ii) is submitted for the account of an Eligible Institution, signatures on such Subscription Card must be guaranteed by a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution which is a member of or a participant in a signature guarantee program acceptable to the Subscription Agent.

     Holders who hold shares of the Common Stock for the account of others, such as brokers, trustees or depositaries for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record holder of such Right should complete Subscription Cards and submit them to the Subscription Agent with the proper payment. In addition, beneficial owners of shares of the Common Stock or Rights held through such a holder should contact the holder and request the holder to effect transactions in accordance with the beneficial owner's instructions.

     The instructions accompanying the Subscription Cards should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CARDS TO THE COMPANY.

     THE METHOD OF DELIVERY OF SUBSCRIPTION CARDS AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH SUBSCRIPTION CARDS AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M. NEW YORK CITY TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

     All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Cards or incur any liability for failure to give such notification.

     The Company will pay the fees and expenses of the Subscription Agent, and has also agreed to indemnify the Subscription Agent from any liability which it may incur in connection with the Rights Offering.

INFORMATION AGENT

     The Company has appointed Morrow & Co., Inc. as Information Agent for the Rights Offering. Any questions or requests for assistance concerning the method of exercising Rights or additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address below.

                    Morrow & Co., Inc.
                    909 Third Avenue
                    20th Floor
                    New York, New York  10022-4799

or

                    CALL TOLL-FREE
                    (800) 566-9601

     The Company will pay the fees and expenses of the Information Agent and has also agreed to indemnify the Information Agent from certain liabilities which it may incur in connection with the Rights Offering. Joseph J. Morrow, a member of the Company's Board of Directors and the beneficial owner of 1,782,538 shares, or 29.6%, of the Common Stock as of the Record Date, is the chief executive officer of the Information Agent. Mr. Morrow purchased 1,759,083 shares of Common Stock in the Company's Private Placement in January 1996.

NO REVOCATION

     ONCE A HOLDER OF RIGHTS HAS EXERCISED THE SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED.

CONDITIONS TO THE RIGHTS OFFERING

     The issuance of shares pursuant to the exercise of the Rights is subject to the following conditions: (i) the absence of any suit or other action seeking to enjoin the Rights Offering, the Acquisition or the Merger; and (ii) the determination by the Board of Directors of the Company that sufficient funds are available to the Company from the proceeds of this Rights Offering, and other sources, if required, to enable it to complete the Acquisition or the Merger. In the event that the foregoing conditions to the Rights Offering have not been satisfied by _________, 1996, all subscription payments will be returned promptly, without interest or deduction.

AMENDMENT AND TERMINATION

     The Company may extend the Rights Offering and otherwise amend the terms of the Rights Offering or terminate the Rights Offering at any time prior to the Expiration Date or thereafter in the Board of Directors' discretion or if the conditions to the Rights Offering have not been satisfied.

SHARES OF THE COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

     Assuming the issuance of all of the shares offered hereby, 6,066,536 shares of the Common Stock will be issued in connection with the Rights Offering. Based on the 6,066,536 shares of the Common Stock outstanding as of March 31, 1996, the issuance of such shares pursuant to the Rights Offering would result (on a pro forma basis as of such date) in a 100% increase in the number of outstanding shares of the Common Stock. Assuming the issuance of 50% of the shares offered hereby, the issuance of such shares would result (on a pro forma basis as of March 31, 1996) in a 50% increase in the number of outstanding shares of the Common Stock.

FOREIGN AND CERTAIN OTHER STOCKHOLDERS

     Subscription Cards will not be mailed to holders whose addresses are outside the United States or who have an APO or FPO address, but will be held by the Subscription Agent for their account. To exercise such Rights, such holders must notify the Subscription Agent on or prior to 5:00 p.m. New York City time, on ________________, 1996.

FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Nelson Mullins Riley & Scarborough, L.L.P., the material United States federal income tax consequences to holders of shares of the Common Stock upon the issuance (the "Issuance") of the Rights, and to holders of the Rights upon the exercise, lapse or disposition of the Rights, will be as set forth below. The following summary is qualified in its entirety by reference to, and is based upon, laws, regulations, rulings and decisions currently in effect on the date of this Prospectus and as those laws, regulations, rulings and decisions were interpreted on such date. The following summary does not discuss all aspects of federal income taxation that may be relevant to a particular investor or to certain types of investors subject to special treatment under the federal income tax laws (for example, and without limitation, banks, dealers in securities, life insurance companies, tax exempt organizations and foreign taxpayers), and does not discuss any aspect of state, local or foreign tax laws. The following discussion is limited to holders who will hold the Rights and any shares of the Common Stock received therefor upon exercise as capital assets.

     Issuance of the Rights. Holders of shares of the Common Stock will not recognize taxable income, for federal income tax purposes, in connection with the receipt of the Rights.

     Basis and Holding Period of the Rights. Except as provided in the following sentence, the basis of the Rights received by a holder of Common Stock as a distribution with respect of such holder's shares of Common Stock will be zero. If either (i) the fair market value of the Rights on the date of Issuance is 15% or more of the fair market value (on the date of Issuance) of the shares of the Common Stock with respect to which they are received or
(ii) the holder of Common Stock elects, in his or her federal income tax return for the taxable year in which the Rights are received, to allocate part of the basis of such shares of the Common Stock to the Rights, then upon exercise or sale of the Rights, the holder's basis in such shares of the Common Stock will be allocated between the shares of the Common Stock and the Rights in proportion to the fair market values of each on the date of Issuance. The holding period of the Rights received by a holder as a distribution on such holder's shares of the Common Stock will include the holder's holding period (as of the date of Issuance) for the shares of the Common Stock with respect to which the Rights were issued.

     Lapse of the Rights. Holders of shares of the Common Stock who allow the Rights received by them at the Issuance to lapse will not recognize any gain or loss, and no adjustment will be made to the basis of the shares of the Common Stock, if any, owned by such holders of the Rights.

     Exercise of the Rights; Basis and Holding Period of Shares of the Common Stock. Holders of the Rights will not recognize any gain or loss upon the exercise of such Rights. The basis of the shares of the Common Stock acquired through exercise of the Rights will generally be equal to the sum of the Subscription Price therefor and the holder's basis in such Rights (if any).
The holding period for the shares of the Common Stock acquired through exercise of the Rights will begin on the date such Rights are exercised.

     THE FOREGOING IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH HOLDER OF SHARES OF THE COMMON STOCK IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE RIGHTS OFFERING ON HIS OR HER OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAXES.

OTHER MATTERS

     The Rights Offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor is the Company selling or accepting any offers to purchase any shares of the Common Stock from Rights holders who are residents of any such state or other jurisdiction. The Company may delay the commencement of the Rights Offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the Rights Offering. The Company, if it so determines in its sole discretion, may decline to make modifications to the terms of the Rights Offering requested by certain states or other jurisdictions, in which event Rights holders resident in those states or jurisdictions will not be eligible to participate in the Rights Offering.


DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     The authorized capital stock of the Company consists of 18,000,000 shares of Common Stock, $.10 par value per share. As of March 31, 1996, the Company had issued or reserved for issuance 7,201,536 shares of Common Stock, 6,066,536 of which were outstanding and 1,135,000 of which were reserved for issuance pursuant to the Plans. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. The holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors. The Company has a longstanding policy of not paying cash dividends on the Common Stock in order to reinvest earnings to support its business operations. The terms of the Company's secured credit facilities also restricts the payment of dividends on the Common Stock. See "Common Stock Dividends and Price Range."

     Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company. The outstanding shares of Common Stock are, and the shares of Common Stock issuable upon exercise of the Rights when issued will be, fully paid and nonassessable.

     For a description of the Rights to be distributed by the Company, see "The Rights Offering."

CERTAIN CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     The provisions of the Company's Restated Certificate of Incorporation (the "Certificate"), the Company's Amended and Restated Bylaws (the "Bylaws") and the Delaware Corporation Law summarized in the following paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of management more difficult.

     Authorized but Unissued Stock. After completion of the Rights Offering the Company will have authorized but unissued shares of Common Stock available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock may enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.

     The Board of Directors may also create and issue, without stockholder approval, rights or options entitling the holders thereof to purchase from the Company shares of the Company's Common Stock.

     Number of Directors. The Certificate provides that the number of directors of the Company shall be as provided in the Bylaws, but may not be less than three and shall be seven if the Bylaws do not provide a number. The Bylaws currently provide that the maximum number of directors which shall constitute the entire Board of Directors shall be seven, with the exact number of directors to be established by resolution of the Board from time to time. The maximum number of directors may be increased or decreased from time to time by amendment of the Bylaws, subject to the provisions of the Certificate.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at any annual meeting of stockholders must be in writing and be received at the principal executive offices of the Company not less than 90 days in advance of the annual meeting. The requirement to deliver notice to the Corporation a set number of days in advance of an annual meeting shall mean that such notice must be delivered such number of days in advance of the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed more than 60 days from such anniversary, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which notice
of such meeting is first given to stockholders.   For the purposes of this
Section, notice of an annual meeting shall be deemed to first be given to stockholders when disclosure of such date is first made in a press release reported by the Dow Jones News Services, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended. The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the meeting and if he should so determine, he shall so declare to the annual meeting and any such business not properly brought before the annual meeting shall not be transacted. At any special meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board of Directors.

     Approval of Business Combinations. The Certificate provides that subject to certain exceptions summarized below and in addition to any affirmative vote required by law or by the Certificate, approval of any Business Combination (as hereinafter defined) requires the affirmative vote of at least two-thirds of the outstanding Voting Shares (as hereinafter defined). For these purposes, "Business Combination" shall mean:

          (A) Any merger or consolidation of the Company or any subsidiary with or into (i) any Interested Stockholder (as hereinafter defined) or
     (ii) any other corporation which is, or after such merger or consolidation, would be an Interested Stockholder or an affiliate of an Interested Stockholder;

          (B) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any Interested Stockholder or any affiliate of any Interested Stockholder of any assets of the Company or any subsidiary having an aggregate Fair Market Value of $1,000,000 or more in one transaction or a series of related transactions;

          (C) The issuance or transfer by the Company or any subsidiary of any securities of the Company or any subsidiary to any Interested Stockholder or any affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more in one transaction or a series of related transactions; or

          (D) The adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of an Interested Stockholder or any affiliate of any Interested Stockholder.

"Voting Shares" shall mean all issued and outstanding shares of equity securities and all rights to acquire any equity securities which are generally entitled to vote in the election of directors.

     The two-thirds voting requirement shall not apply to a particular Business Combination if (i) any noncash consideration to be paid to holders of Common Stock in such Business Combination is in the same form and bears the same percentage to the total consideration as previously paid by the Interested Stockholder in connection with its acquisition of beneficial ownership of shares of Common Stock of the Company and (ii) the aggregate amount of cash and the Fair Market Value of noncash consideration, determined as of the date of the consummation of the Business Combination, to be received per share by the holders of Common Stock in such Business Combination is at least equal to the highest of the following:

          (A) The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any Voting Shares acquired by it (1) within the two-year period immediately prior to the date of the first public announcement of the proposed Business Combination or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

          (B) The Fair Market Value per share of Common Stock on the date of the first public announcement of the proposed Business Combination or on the date on which the Interested Stockholder became an Interested Stockholder, whichever is higher; and

          (C) The per share book value of the Common Stock as reported at the end of the fiscal quarter immediately preceding the date of the first public announcement of the proposed Business Combination.

The two-thirds voting requirement shall also not apply to a particular Business Combination if the Business Combination has been approved by two-thirds of the directors of the Company.

     "Fair Market Value" shall mean: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by a majority of the whole Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined in good faith by a majority of the whole Board of Directors.

     "Interested Stockholder" shall mean any Person (other than the Company or any corporation of which a majority of each class of equity securities is owned, directly or indirectly, by the Company) which, as of the record date for the determination of stockholders entitled to notice of and to vote on a Business Combination, or immediately prior to the consummation of any such transaction:

          (A) is the beneficial owner, directly or indirectly, of more than 10% of the Voting Shares; or

          (B) is an affiliate of the Company and at any time within two years prior thereto was the beneficial owner, directly or indirectly, of not less than 10% of the then outstanding Voting Shares; or

          (C) is an assignee of or successor in interest to any shares of capital stock of the Company which were at any time within two years prior thereto beneficially owned by any Interested Stockholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

     A majority of the whole Board of Directors shall have the power and duty to determine on the basis of information known to them whether a person is an Interested Stockholder, the number of Voting Shares beneficially owned by any person, whether a person is an affiliate of another, whether a person has the power to vote or dispose of Voting Shares or to direct the voting or disposition of Voting Shares, whether the assets subject to any Business Combination or the consideration received for the issuance or transfer of securities by the corporation or any subsidiary or any Business Combination has an aggregate Fair Market Value of $1,000,000 or more, or whether a person has the right to acquire beneficial ownership of Voting Shares. The affirmative vote of the holders of at least two-thirds of the Voting Shares shall also be required to amend, repeal or adopt any provisions inconsistent with the two-thirds votes required for Business Combinations.

     Section 203 of the Delaware Corporation Law. Subject to certain exclusions summarized below, Section 203 of the Delaware Corporation Law ("Section 203") prohibits any "Interested Stockholder" from engaging in a "Business Combination" with a Delaware corporation for three years following the date such person became an Interested Stockholder. For purposes of this subsection, "Interested Stockholder" generally includes: (a)(i) any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation or (ii) any person who is an affiliate or associate of the corporation and who was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within three years before the date on which such person's status as an Interested Stockholder is determined; and
(b) the affiliates and associates of such person. For purposes of this subsection and subject to certain exceptions, a "Business Combination" includes
(i) any merger or consolidation of the corporation or a majority-owned subsidiary of the corporation, (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or a majority-owned subsidiary of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, (iii) any transaction that results in the issuance or transfer by the corporation or a majority-owned subsidiary of the corporation of any stock of the corporation or the subsidiary to the Interested Stockholder, except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation, (iv) any transaction involving the corporation or a majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or the subsidiary that is owned by the Interested Stockholder, and (v) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a majority-owned subsidiary of the corporation.

     Section 203 does not apply to a Business Combination if (i) before a person became an Interested Stockholder, the Board of Directors of the corporation approved either the transaction in which the Interested Stockholder became an Interested Stockholder or the Business Combination, (ii) upon consummation of the transaction that resulted in the person becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares), or (iii) following a transaction in which the person became an Interested Stockholder, the Business Combination is (a) approved by the Board of Directors of the corporation and
(b) authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is Chemical Mellon Shareholder Services, L.L.C., Ridgefield Park, New Jersey.


LEGAL MATTERS

     The legality of the Common Stock offered hereby has been passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia. Certain tax matters relating to this offering will be passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.


EXPERTS

     The consolidated financial statements and related financial statement schedule incorporated in this Prospectus by reference from Kinark Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs discussing the Company's change in accounting for income taxes and the acquisition of Rogers Galvanizing Company and the related private placement financing that occurred subsequent to December 31, 1995). The consolidated financial statements of Rogers Galvanizing Company as of and for the years ended September 30, 1995, 1994, and 1993, set forth in this Prospectus have been audited by Hogan & Slovacek, PC, independent auditors, as indicated in their report set forth herein. The financial statements and financial statement schedule referred to above have been incorporated by reference or included in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information of Kinark Corporation for the periods ended March 31, 1996 and 1995 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act. INDEX TO FINANCIAL STATEMENTS
______________



                                                                      Page
KINARK CORPORATION
Pro Forma
     Pro Forma Consolidated Financial Data (Unaudited)                     F-2
     Pro Forma Condensed Consolidated Balance Sheet as of
          March 31, 1996 (Unaudited)                                       F-3
     Pro Forma Condensed Consolidated Statements of Operations for
          the Three Months Ended March 31, 1996 (Unaudited)                F-5
     Pro Forma Condensed Consolidated Statements of Operations for
          The Year Ended December 31, 1995 (Unaudited)                     F-6
     Notes to Pro Forma Condensed Consolidated Financial Statements
          for the Three Months Ended March 31, 1996, Year Ended
          December 31, 1995 (Unaudited)                                    F-7

ROGERS GALVANIZING COMPANY
Unaudited
     Condensed Consolidated Balance Sheet (Unaudited) as of
          March 31, 1996                                                   F-10
     Condensed Consolidated Statements of Income and Retained Earnings
          (Unaudited) for the Three and Six Months Ended
          March 31, 1996 and March 31, 1995                                F-11
     Condensed Consolidated Statements of Cash Flows (Unaudited) for
          the Three and Six Months Ended March 31, 1996 and
          March 31, 1995                                                   F-12
     Notes to Condensed Consolidated Financial Statements (Unaudited)
          for the Three and Six Months Ended March 31, 1996                F-13
Audited
     Independent Auditors' Report                                          F-14
     Consolidated Balance Sheets as of September 30, 1995 and 1994         F-15
     Consolidated Statements of Income and Retained Earnings for
          the Years Ended September 30, 1995, 1994 and 1993                F-17
     Consolidated Statements of Cash Flows for the Years Ended
          September 30, 1995, 1994, and 1993                               F-18
     Notes to Consolidated Financial Statements for the Years
          Ended September 30, 1995, 1994 and 1993                          F-20

PRO FORMA CONSOLIDATED FINANCIAL DATA
(UNAUDITED)

The following Pro Forma Consolidated Financial Data of Kinark Corporation (the "Company") consists of a Pro Forma Condensed Consolidated Balance Sheet (unaudited) as of March 31, 1996 (the "Pro Forma Balance Sheet"), and the Pro Forma Condensed Consolidated Statements of Operations (unaudited) for the three months ended March 31, 1996, and for the year ended December 31, 1995 (the "1996 Pro Forma Statement of Operations" and "1995 Pro Forma Statement of Operations," respectively).

The Pro Forma Balance Sheet reflects the combination of the balance sheets of the Company and Rogers Galvanizing Company ("Rogers") as of March 31, 1996. The Pro Forma Balance Sheet is presented as if the Rogers acquisition and the Private Placement had been consummated on March 31, 1996.

The 1996 Pro Forma Statement of Operations reflects the combination of the income statements of the Company and Rogers for the three months ended March 31, 1996, as if the transaction was consummated on January 1, 1996. The 1995 Pro Forma Statement of Operations reflects the combination of the income statements of the Company for the year ended December 31, 1995, and of Rogers for its fiscal year ended September 30, 1995, as if the transaction was consummated on January 1, 1995.

The Company has not completed the purchase accounting for the acquisition, including its assessment of the fair values of Rogers' assets and liabilities, which, with the exception of a pro-rata adjustment to eliminate the LIFO valuation reserve on Roger's zinc inventory, are reflected at Rogers' historical cost in the accompanying Pro Forma Balance Sheet. The Company expects to finalize its fair value assessment in 1996. Accordingly, the final consolidated amounts may differ from those set forth herein.

The Pro Forma Consolidated Financial Data should be read in conjunction with the separate historical financial statements of the Company, the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, as well as the historical consolidated financial statements of Rogers appearing in this Form S-3. The Pro Forma Consolidated Financial Data is based upon currently available information and upon certain assumptions that the Company believes are reasonable under the circumstances. The Pro Forma Consolidated Financial Data does not purport to represent what the Company's financial position or results of operations would actually have been if the aforementioned transactions in fact had occurred on such date or at the beginning of the periods indicated or to project the Company's financial position or results of operations at any future date or for any future period.

KINARK CORPORATION

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF
MARCH 31, 1996 (Unaudited) (in thousands)

                                       100% Case            50% Case
                    Kinark    Pro-Forma      Pro-Forma Pro-Forma Pro-Forma
                    HistoricalAdjustments    ConsolidatedAdjustmentsConsolidated
ASSETS
Current assets:
  Cash              $380      $18,016(c)     $9,012    $8,917 (j)$5,213
                              (6,800)(g)               (1,500)(o)
                              (2,584)(f)               (2,584)(m)

  Accounts receivable,
     net            6,964                    6,964               6,964
  Net assets of
     discontinued operation43                43                  43
  Inventories       4,081                    4,081               4,081
  Prepaid assets    425       (248)(c)       177       (248)(j)  177
    Total current assets11,8938,384          20,277    4,585     16,478

Property, plant
  and equipment     36,734    (1,094)(d)     35,640    (1,094)(k)35,640
  Less accumulated
    depreciation    23,066    1,094(d)       21,972    1,094(k)  21,972
Property, plant and
  equipment, net    13,668    0              13,668    0         13,668

Other assets:
  Deferred income taxes2,309                 2,309               2,309
  Other assets      383                      383                 383
  Excess of cost over fair
    value of net
     assets acquired3,075     1,376(f)       4,451     1,376 (m) 4,451
       Total other assets5,7671,376          7,143     1,376     7,143

     Total          $31,328   $9,760         $41,088   $5,961    $37,289

See notes to pro forma condensed consolidated financial statements.(Continued)
KINARK CORPORATION

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
MARCH 31, 1996 (Unaudited) (in thousands)

                                        100% Case                50% Case
                    Kinark         Pro-Forma Pro-Forma      Pro-Forma Pro-Forma
                    Historical     AdjustmentsConsolidated  AdjustmentsConsolidated
LIABILITIES AND
SHAREHOLDERS'
  EQUITY

LIABILITIES:

Current liabilities:
  Long-term debt - current
     portion        $2,667         (2,500)(g)$167           (500)(o)  $2,167
  Accrued retirement
     liabilities    26             114 (f)   140            114 (m)   140
  Accounts payable  2,780                    2,780                    2,780
  Accrued expenses - other3,443              3,443                    3,443
  Accrued income taxes120                    120                        120
     Total current liabilities9,036(2,386)   6,650          (386)     8,650

Long-term debt      6,202          (4,300)(g)1,902          (1,000)(o)5,202
Accrued retirement  77                       77                       77
Lease obligations   662                      662                      662
Deferred income taxes116                     116                      116
     Total long-term liabilities7,057(4,300) 2,757          (1,000)   6,057

     Total liabilities16,093       (6,686)   9,407          (1,386)   14,707

MINORITY INTEREST   1,322          (1,322)(f)--             (1,322)(m)--

SHAREHOLDERS' EQUITY:

Common Stock        748            465 (c)   1,213          162 (j)   910

Additional paid-in capital15,927   11,327 (c)27,254         2,531(j)  18,458


Treasury Stock      (5,976)        5,976 (c) --             5,976 (j) --
Retained earnings   3,214          ---       3,214          --        3,214
Shareholders' equity13,913         17,768    31,681         8,669     22,582

     Total          $31,328        $9,760    $41,088        $5,961    $37,289

See notes to pro forma condensed consolidated financial statements.(Concluded)
KINARK CORPORATION

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 1996 (Unaudited)
(in thousands, except per share data)

                    Historical                 100% Case         50% Case
                    KinarkRogers(a)     Pro-Forma Pro-Forma Pro-Forma Pro-Forma
                                        AdjustmentsConsolidatedAdjustmentsConsolidated
SALES               $10,417$1,603                 $12,020             $12,020

COSTS AND EXPENSES:
  Cost of sales     8,1541,390                    9,544               9,544
  Selling, general and
     administrative 1,193289            $(55)(e)  1,427     $(55)(l)  1,427
  Depreciation and
  amortization      538  73             10(e)     621       10 (l)    621
     Operating earnings (loss)532(149)  45        428       45        428

OTHER (INCOME) EXPENSE:
  Interest expense, net20525            (157)(g)  73        (35)(o)   195
  Other (income) expense, net--(4)      --        (4)       --        (4)
     Other expenses, net20521           (157)     69        (35)      191

Earnings (loss) before
  income taxes and minority
  interest          327  (170)          202       359       80        237

Income Taxes        120  (65)           74(h)     129       29 (n)    84
Income (loss) before
  minority interest 207  (105)          128       230       51        153

Minority interest   83   --             (83)(f)   ---       (83)(m)   --

Net earnings (loss) $124 $(105)         $211      $230      134       $153

Net earnings (loss) per share$.02       N/M       $.02      N/M       $.02

Weighted average shares
  outstanding       5,318               6,815     12,133(i) 3,782     9,100(p)


See notes to pro forma condensed consolidated financial statements. KINARK CORPORATION

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1995 (Unaudited) (in thousands, except per share data)

                    Historical                 100% Case         50% Case
                                        Pro Forma Pro Forma Pro Forma Pro Forma
               Kinark(b) Rogers(a)      AdjustmentsConsolidatedAdjustmentsConsolidated
SALES          $25,246   $17,614                  $42,860             $42,860

COSTS AND EXPENSES:
  Cost of sales20,524    12,764                   33,288              33,288
  Selling, general and
    administrative3,766  2,443          $(300)(e) 5,909     $(300)(l) 5,909
  Depreciation and
    amortization1,471    807            120(e)    2,398     120(l)    2,398
      Operating earnings
        (loss) (515)     1,600          180       1,265     180       1,265

OTHER (INCOME) EXPENSE:
  Interest expense, net634133           (629)(g)  138       (139)(o)  628
  Other (income) expense,
    net        --        (107)                    (107)               (107)
      Other expenses,
        net    634       26             (629)     31        (139)     521

Earnings (loss) from
  continuing operations
  before income taxes(1,149)1,574       809       1,234     319       744
Income Taxes   (446)     586            295(h)    435       116(n)    256

Income (loss) from
  continuing operations$(703)$988       $514      $799      $203      $488

Earnings (loss) per
  share from continuing
  operations   $(.19)                   N/M       $.07      N/M       $.05

Weighted average shares
  outstanding  3,747                    8,386     12,133(i) 5,353     9,100(p)
/TABLE

KINARK CORPORATION

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 1996, YEAR ENDED DECEMBER 31, 1995 (UNAUDITED) (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


(a)

The historical information for Rogers Galvanizing Company ("Rogers") in the accompanying pro forma condensed consolidated statement of operations for the three months ended March 31, 1996 reflects the month of January 1996 only, and the year ended December 31, 1995 is based on that company's September 30, 1995 fiscal year.

(b)

During August 1995, the Company finalized a formal plan to discontinue the operations of its Kinpak subsidiary, comprising the Company's chemical packaging business. Substantially all of the assets of Kinpak were subsequently sold on February 27, 1996 for $1,840,000 consisting of $850,000 cash and the assumption by the buyer of the capital lease on its plant facilities which was financed by a $3,000,000 industrial revenue bond issue. Included in the Discontinued Operation Loss of $1,176,000 is a loss of $307,000 from operations in addition to the $1,264,000 loss on disposal (before income taxes of $395,000) which includes $460,000 of operating losses incurred during the third and fourth quarter of 1995 and the period through February 27, 1996, the closing date, and a $804,000 loss on the sale of assets. Revenues from Kinpak were $6,346,236 (including revenues of $263,110 for the period through the closing date) for the year ended December 31, 1995.

Pro Forma Adjustments - 100% Case:

(c)

Reflects the issuance of 6,066,536 shares of the Company's common stock at $3.00 per share through the Rights Offering and the sale of 40,000 shares of treasury stock at $2.50 per share resulting in aggregate net proceeds of $18,016, an increase in common stock of $465 and additional paid in capital of $11,327 (net of cost of treasury stock sold or retired and stock issuance costs of $531, of which $248 was prepaid).

(d)

To adjust property, plant and equipment to preliminary estimate of fair value.

(e)

Adjustments to reflect (i) the amortization of the excess of cost over fair value of net assets acquired in the Rogers acquisition using a straight-line method over 25 years and (ii) the elimination of salary and benefits relating to Rogers' Chairman of the Board.

(f)

Adjustment to reflect the purchase of the remaining 31.1% of Rogers' common stock. For purposes of these pro forma statements, the historical amounts of Rogers' assets and liabilities have not been adjusted to fair value. Based upon current estimates, fair values are not expected to differ materially from such historical cost amounts. Adjustments based upon final determination of the fair values of assets acquired and liabilities assumed will be made during 1996. The excess of costs over fair value of net assets acquired attributable to the 31.1% interest acquired is as follows:


     Purchase Cost:
          Purchase price for remaining
          31.1% of Rogers' common stock                $2,584
     Liabilities assumed (minority interest in
          funding of retirement trust)                 114
     Minority interest                                 (1,322)
     Excess of cost over fair value of net
     assets acquired                                   $1,376

(g)

Adjustment reflects reduction of the term loan using excess proceeds of $6,800 of Rights Offering and the resultant decrease in interest expense. Interest on the term loan is assumed to have an effective rate of 9.25% for the year ended December 31, 1995 and for the three months ended March 31, 1996.

(h)

To reflect the tax effects of pro forma adjustments using a 36.5% effective tax rate.

(i)

Reflects the historical weighted average shares outstanding adjusted for issuance of 6,066,536 shares under the Rights Offering and for issuance of 2,279,038 shares under the Private Placement as of March 31, 1996, and the sale of 40,000 shares of treasury stock, as discussed in Note (c).

Pro Forma Adjustments - 50% Case:

(j)

Reflects the issuance of 3,033,268 shares of the Company's common stock at $3.00 per share through the Rights Offering and the sale of 40,000 shares of treasury stock at $2.50 per share resulting in aggregate net proceeds of $8,917, an increase in common stock of $162 and additional paid in capital of $2,531 (net of cost of treasury stock sold or retired and stock issuance costs of $531, of which $248 was prepaid).

(k)

To adjust property, plant and equipment to preliminary estimate of fair value.

(l)

Adjustments to reflect (i) the amortization of the excess of cost over fair value of net assets acquired in the Rogers acquisition using a straight-line method over 25 years and (ii) the elimination of salary and benefits relating to Roger's Chairman of the Board.

(m)

Adjustment to reflect the purchase of the remaining 31.1% of Rogers' common stock. For purposes of these pro forma statements, the historical cost amounts of Rogers' assets and liabilities have not been adjusted to fair value. Based upon current estimates, fair values are not expected to differ materially from such historical amounts. Adjustments based upon final determination of the fair values of assets acquired and liabilities assumed will be made during 1996. The excess costs over fair value of net assets acquired attributable to the 31.1% interest acquired is as follows:


     Purchase Cost:
          Purchase price for remaining
          31.1% of Rogers' common stock                $2,584
     Liabilities assumed (minority interest in
          funding of retirement trust)                 114
     Minority interest                                 (1,322)
     Excess of cost over fair value of net
     assets acquired                                   $1,376

(n)

To reflect the tax effects of pro forma adjustments using a 36.5% effective tax rate.

(o)

Adjustment reflects reduction of the term loan using excess proceeds of $1,500 of Rights Offering and the resultant decrease in interest expense. Interest on the term loan is assumed to have an effective rate of 9.25% for the year ended December 31, 1995 and for the three months ended March 31, 1996.

(p)

Reflects the historical weighted average shares outstanding adjusted for issuance of 3,033,268 shares under the Rights Offering and for issuance of 2,279,038 shares under the Private Placement as of March 31, 1996, and the sale of 40,000 shares of treasury stock, as discussed in Note (j).
ROGERS GALVANIZING COMPANY

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
AS OF MARCH 31, 1996 (in thousands)


ASSETS

CURRENT ASSETS:
  Cash                                                           $265
  Accounts receivable, net                                       3,375
  Inventories                                                    1,154
  Deferred Income Taxes                                          202
  Prepaid expenses                                               125

     Total current assets                                        5,116


PROPERTY, PLANT AND EQUIPMENT, at cost:
  Land                                                           175
  Galvanizing plants and equipment                               7,861
  Other                                                          489
  Construction in progress                                       8,525

  Less accumulated depreciation                                  3,661

     Total property, plant and equipment                         4,864

Intangible assets                                                170
                                                                 $10,150

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt                           $2,036
  Accounts payable                                               1,169
  Accrued liabilities                                            929

     Total current liabilities                                   4,134

DEFERRED INCOME TAXES                                            116

LONG-TERM DEBT                                                   1,276

COMMITMENTS AND CONTINGENCIES                                    ---

SHAREHOLDERS' EQUITY:
  Common shares, $100 par value, 1,967 shares
    authorized, 1,172 shares outstanding                         117
  Capital surplus                                                103
  Retained earnings                                              4,404
     Total shareholders' equity                                  4,624
                                                                 $10,150
See notes to consolidated financial statements.

ROGERS GALVANIZING COMPANY

CONDENSED CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS (UNAUDITED) FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1995 (in thousands)





                         THREE MONTHS ENDED            SIX MONTHS ENDED
                         MARCH 31                      MARCH 31
                         1996      1995                1996       1995
Sales                    $5,537    $4,512              $10,049   $8,607
Costs and expenses:
  Costs of sales         4,402     3,200               7,878     6,127

  Selling, general and
    administrative       624       561                 1,202     1,078

  Depreciation and
    amortization         214       219                 430       421

Operating earnings       297       532                 539       981
Other (income) expense:
  Interest expense, net  71        54                  128       100
  Other (income) expense (13)      (46)                (27)      (60)
Earnings before income
  taxes                  239       524                 438       941
Income tax expense       78        185                 153       327
Net earnings             161       339                 285       614
Retained earnings,
     beginning of period 4,299     3,686               4,231     3,467
Less:  Dividends paid    (56)      (57)                (112)     (113)
Retained earnings,
  end of period          $4,404    $3,968              $4,404    $3,968


See notes to consolidated financial statements.
ROGERS GALVANIZING COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1995 (in thousands)

                                   THREE MONTHS ENDED       SIX MONTHS ENDED
                                   MARCH 31                 MARCH 31

                                   1996      1995           1996      1995
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                       $161      $339           $285      $614
  Adjustments to reconcile net income
    to net cash provided by operating activities:
      Depreciation and amortization214       219            430       421
      Changes in operating assets and liabilities:
        (Increase) decrease in accounts receivable(617)101  (955)     (294)
        (Increase) decrease in inventories(82)(24)          (175)     (168)
        (Increase) decrease in prepaid expenses(19)12       (41)      (40)
        Increase (decrease) in accounts payable22(52)       362       9
        Increase (decrease) in accrued liabilities150117    33        131

     Total adjustments             (332)     373            (346)     59

     Net cash provided (used) by operating expenses(171)712 (61)      673

CASH FLOWS USED IN INVESTING ACTIVITIES:
  Additions to property, plant and equipment(350)(297)      (1,125)   (457)

    Net cash used in investing activities(350)(297)         (1,125)   (457)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                   (57)      (57)           (113)     (113)
  Proceeds from (Payments on) debt 578       (95)           1,117     47

    Net cash provided (used) by financing activities521(152)1,004     (66)

INCREASE (DECREASE) IN CASH        0         263            (182)     150

CASH, BEGINNING OF PERIOD          265       288            447       401

CASH, END OF PERIOD                $265      $551           $265      $551

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Interest paid                    $73       $58            $133      $108

  Income taxes paid                $85       $125           $147      $168

See notes to consolidated financial statements.
ROGERS GALVANIZING COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 1996

1.   BASIS OF PRESENTATION

     The accompanying consolidated financial statements have been prepared by Rogers Galvanizing Company (the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission for interim reporting and include all normal and recurring adjustments which are, in the opinion of management, necessary for a fair presentation. These financial statements have not been audited by an independent accountant. The consolidated financial statements include the accounts of the Company and its subsidiaries, Reinforcing Services, Inc., Spin-Galv, Inc. and Rogers Galvanizing Company - Kansas City, Inc., which was acquired on September 27, 1995. All significant intercompany balances and transactions have been eliminated in consolidation.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations for interim reporting. The Company believes that the disclosures are adequate to make the information presented not misleading. However, these consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the years ended September 30, 1995, 1994, and 1993, included elsewhere in this Form S-3. The financial data for the interim periods presented may not necessarily reflect the results to be anticipated for the complete year.

2.   INVENTORIES

     Inventories are composed primarily of raw zinc "pigs," molten zinc in galvanizing kettles and other chemicals and materials used in the galvanizing process. Molten zinc is stated at the lower of cost or market, with cost determined by the last-in, first-out (LIFO) method. All other inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out (FIFO) method.

3.   ACQUISITION BY KINARK CORPORATION

     On February 5, 1996, Kinark Corporation ("Kinark") acquired 51.2% of the outstanding common stock of the Company for $4.3 million in cash from Trusts that held such stock, and assumed control of the Board of Directors. Additionally, in February and March 1996, Kinark acquired an additional 16% and 1.7%, respectively, of the Company's outstanding common stock at the same price per share paid for the common stock held by the Trusts. The acquisition has been accounted for using the purchase method of accounting.

     Under the purchase agreement with the Trusts, Kinark has agreed to purchase the Company's remaining outstanding shares of common stock from its minority stockholders for cash at a price per share equivalent to that paid in the transactions described above.

INDEPENDENT AUDITORS' REPORT



To the Board of Directors of
  Rogers Galvanizing Company:

We have audited the accompanying consolidated balance sheets of Rogers Galvanizing Company and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of income and retained earnings and cash flows for each of the three years in the period ended September 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rogers Galvanizing Company and subsidiaries as of September 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1995 in conformity with generally accepted accounting principles.


                                   /s/ Hogan & Slovacek, PC
                                   HOGAN & SLOVACEK, PC



November 20, 1995
ROGERS GALVANIZING COMPANY

Consolidated Balance Sheets

September 30, 1995 and 1994

                                   ASSETS
                                                  1995           1994
CURRENT ASSETS:
  Cash                                            $312,326       $327,202
  Cash-workers' compensation reserve              84,667         23,904
  Certificate of deposit                          50,000         50,000
  Accounts receivable, less reserve for
    doubtful accounts of $58,181 in 1995
    and $45,138 in 1994                           2,414,986      2,156,576
  Inventories                                     978,931        639,495
  Income taxes receivable                         -              37,000
  Deferred income taxes                           202,000        178,500
  Prepaid expenses                                88,456         58,111

     Total current assets                         4,131,366      3,470,788

PROPERTY, PLANT AND EQUIPMENT, at cost:
  Land                                            175,172        175,172
  Buildings                                       951,234        795,858
  Shop equipment                                  5,584,697      4,883,002
  Office equipment                                238,876        216,631
  Plant yard                                      198,868        177,898
  Automobiles and trucks                          123,009        108,481
  Construction in progress                        163,554        32,618

                                                  7,435,410      6,389,660
  Less-accumulated depreciation                   3,227,538      3,008,592
    Total property, plant and equipment           4,207,872      3,381,068

OTHER ASSETS                                      132,341             -

                                                  $8,471,579     $6,851,856

                    LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt       $934,488       $877,464
  Accounts payable                           780,379        858,816
  Accrued workers' compensation liability    334,504        310,680
  Accrued employee health liability          110,718        79,953
  Accrued retirement                         27,347         25,252
  Accrued payroll and payroll taxes          316,125        182,770
  Other accrued liabilities                  25,876         16,515
  Income taxes payable                       113,757        -
          Total current liabilities          2,643,194      2,351,450

DEFERRED INCOME TAXES                        115,800        61,500

ACCRUED RETIREMENT                           68,625         95,973

LONG-TERM DEBT                               1,192,462      654,800

COMMITMENTS AND CONTINGENCIES                -              -

SHAREHOLDERS' EQUITY:
  Common shares, $100 par value, 1,967
     shares authorized, 1,172 shares
     outstanding                             117,200        117,200
  Capital surplus                            103,451        103,451
  Retained earnings, per accompanying
    statements                               4,230,847      3,467,482
    Total shareholders' equity               4,451,498      3,688,133
                                             $8,471,579     $6,851,856


     The accompanying notes are an integral part of these financial statements.

ROGERS GALVANIZING COMPANY

Consolidated Statements of Income and Retained Earnings

For the Years Ended September 30, 1995, 1994 and 1993

                              1995           1994           1993
Sales                         $17,614,234    $12,624,796    $11,544,123
Costs and expenses:
  Costs of sales              12,764,067     9,447,974      7,806,927
    Selling, general &
      administrative          2,443,072      2,127,505      1,713,037
    Depreciation              807,278        671,681        550,108
Operating earnings            1,599,817      377,636        1,474,051
Other (income) expense:
  Interest expense, net       133,497        19,290         22,466
  Other                       (107,869)      (69,427)       (66,389)
Earnings before income taxes  1,574,189      427,773        1,517,974
Income tax expense            585,800        104,000        511,000
Net earnings                  988,389        323,773        1,006,974
Retained earnings, beginning
  of year                     3,467,482      3,603,133      2,821,183
Dividends paid ($192 per
  share in 1995, $392 per
  share in 1994 and $192
  per share in (1993)         (225,024)      (459,424)      (225,024)
Retained earnings, end of
  year                        $4,230,847     $3,467,482     $3,603,133







The accompanying notes are an integral part of these financial statements.

ROGERS GALVANIZING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

                                             1995      1994      1993
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                                 $988,389  $323,773  $1,006,974
    Adjustments to reconcile net income
    to net cash provided by operating
    activities:
        Depreciation                         807,278   671,681   550,108
        Deferred income taxes                30,800    (29,000)  (61,000)
        Changes in operating assets and
        liabilities:
          (Increase) in accounts receivable  (258,410) (424,173) (470,087)
          (Increase) in inventories          (339,436) (71,951)  (62,672)
          (Increase) decrease in income
          taxes receivable                   37,000    (17,000)  27,598
          (Increase) in prepaid expenses     (30,345)  (20,365)  (19,638)
          Increase (decrease) in accounts
     payable                                 (78,437)  321,371   95,965
          Increase in workers' compensation
     liability                               23,824    57,827    118,702
          Increase (decrease) in accrue
     employee health liability               30,765    (17,325)  97,278

          Increase (decrease) in accrued
     payroll and payroll taxes               133,355   (142,875) 130,255

          Increase (decrease) in other
     accrued liabilities                     9,361     (10,836)  8,265

          Increase (decrease) in income
     taxes payable                           113,757   (129,745) 129,745

          (Decrease) in accrued retirement   (25,253)  (23,317)  (88,170)

     Total adjustments                       454,259   164,292   456,349

     Net Cash provided by
       operating activities                  1,442,648 488,065   1,463,323

CASH FLOWS USED IN INVESTING ACTIVITIES:

  Additions to property, plant
    and equipment                          (1,144,082) (972,825) (922,582)

 Purchase of other assets                    (132,341)      -         -

  Net cash used in investing activities    (1,276,423) (972,825) (922,582)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                             (225,024) (459,424) (225,024)

  Proceeds from debt                         1,226,917 900,000        -

  Payments on debt                         (1,122,231) (83,375)  (24,554)

  Net cash provided by (used in)
    financing activities                     (120,338) 357,201   (249,578)

NET INCREASE (DECREASE) IN CASH              45,887    (127,559) 291,163

CASH, beginning of year                      401,106   528,665   237,502

CASH, end of year                            $446,993  $401,106  $528,665

SUPPLEMENTAL DISCLOSURES OF
  CASH FLOW INFORMATION:

     Interest paid                           $149,759  $34,255   $29,941

     Income taxes paid                       $397,835  $214,742  $414,657

The Accompanying notes are an integral part of these financial statements.

ROGERS GALVANIZING COMPANY

Notes to Consolidated Financial Statements

For the Years Ended September 30, 1995, 1994 and 1993

1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

Rogers Galvanizing Company and its subsidiaries ("Rogers") is engaged in the hot dip galvanizing of steel structures and components to customer specifications. On September 27, 1995, Rogers acquired the business and operating assets of another galvanizing company.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Rogers and its wholly-owned subsidiaries, Reinforcing Services, Inc., Spin-Galv, Inc. and Rogers Galvanizing Company - Kansas City, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Inventories

Inventories are composed, primarily, of raw zinc "pigs", molten zinc in galvanizing kettles and other chemicals and materials used in the galvanizing process. Molten zinc is stated at the lower of cost or market, with cost determined by the last-in, first-out (LIFO) method. All other inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out (FIFO) method.

The molten zinc valued on a LIFO basis in the September 30, 1995 and 1994 financial statements was $661,631 and $503,623, respectively. The corresponding approximate replacement cost for this inventory was $1,258,970 and $952,300 at September 30, 1995 and 1994, respectively.

Property, Plant and Equipment

Depreciation is provided using accelerated and straight-line methods over the estimated useful lives of the related property, ranging from three to 20 years. During 1994, Rogers capitalized $15,619 of interest incurred after entering into a capitalized equipment lease obligation until the equipment was placed in service.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Profit Sharing Plan

Rogers has a qualified 401(k) profit sharing plan for eligible employees. Eligible employees may defer a portion of their salary. At the discretion of the Board of Directors, Rogers may make annual contributions to the plan, but is not required to do so. Rogers made no contributions in 1994 or 1995.

Other Assets

Other assets represent goodwill, capitalized acquisition costs and a non-compete agreement relating to the formation of a wholly-owned subsidiary and the acquisition of the business and operating assets of another galvanizing company. The capitalized acquisition costs and non-compete agreement are being amortized over five years and the acquired goodwill is being amortized over fifteen years.

2.        INCOME TAXES

The provision for income taxes consists of the following for the years ended September 30,



                                        1995           1994           1993
Current:
     Federal                            $542,700       $133,000       $572,000
     State                              12,300         -              -
                                        555,000        133,000        572,000

Deferred:
     Federal                            30,800         (29,000)       (61,000)
     State                              -              -               -
                                        $585,800       $104,000       $511,000

The income tax rate for financial reporting purposes varies from the federal statutory rate as follows:

                                        1995           1994           1993
Percent of pretax income:
  Federal statutory income
    tax rate                            34.0 %         34.0 %         34.0 %
    State income taxes, net
      of federal benefit                .8             -              -
    Non-deductible permanent
      differences                       .4             1.7            .4
     Adjustment of prior
       year's estimated liability       -              (9.7)          -
     Other items                        2.0            (1.7)          (.7)

Effective income tax rate
  for the year                          37.2 %         24.3 %         33.7 %

Significant components of Rogers' deferred tax liabilities and assets at September 30 are as follows:

                                                  1995                1994
Deferred tax liabilities:
  Tax over book depreciation                      $142,400            $98,500

Deferred tax assets:
  Accrued retirement                              37,200              46,900
  Self-insured insurance programs                 168,800             151,100
   Reserve for doubtful accounts                  22,600              17,500

                                                  228,600             215,500

Net deferred tax assets                           $86,200             $117,000


Based on Rogers' history of operating earnings and its expectations for future operations, management believes that operating income will be sufficient to allow the full realization of deferred tax assets.

3.        ACCRUED RETIREMENT

At September 30, 1992, Rogers was making monthly retirement payments to two retired company executives. During the year ended September 30, 1993, one of the retired executives died. The liability to the remaining executive was adjusted to estimated remaining payments to be made as calculated by an insurance company using standard mortality tables and recorded at net present value using an 8 percent interest rate.

4.        LINE OF CREDIT AND LONG-TERM DEBT

Rogers' line of credit and long-term debt consisted of the following at September 30:

                                                       1995           1994
Combined revolving bank line of credit,
up to $3,000,000 through July 31, 1996,
interest payable monthly at floating prime
plus .5%, (9.25% at September 30, 1995)
secured by certain of Rogers' machinery
and equipment, and its inventories and
accounts receivable, restricts payment of
cash dividends to not more than net income,
line is limited to $2,425,000 by a $575,000
workers' compensation self-insurance letter
of credit required by Oklahoma's Workers'
Compensation Court as discussed in Note 5              $511,608       $650,000

Note payable to bank in monthly installments of
$3,097 including interest at 7.2%, final payment
due October, 1996,  secured by specific equipment        30,411         69,029

Note payable to bank in monthly installments of
$4,684 including interest at floating prime plus
 .5% (9.25% at September 30, 1995), final payment
due June, 1997, secured by equipment, receivables,
and inventory                                            95,749        142,828

Note payable to an unrelated company, payable in
monthly installments of $3,331 including interest
at 3.5%, final payment due July, 1997, unsecured         70,875        107,661

Unsecured note payable to a company, payable in
monthly installments of $3,000, including interest
at 8%, through March, 1998                               80,957        109,324

Revolving bank line of credit, up to $750,000
through September, 2000, payable in monthly
installments of principal and interest of $15,660
at floating prime plus .5% (9.25% at September 30,
1995) secured by certain of Rogers' machinery and
equipment and its inventories and accounts receivable,
restricts payment of cash dividends to not more than
net income.                                             448,489          -

Note payable to unrelated party in monthly installments
of $6,475 including interest at 10% through September,
2000, at which time unpaid principal is due.            490,000          -

Note payable to Tulsa County Industrial Authority
in monthly installments of $237 including interest
at 6.8% due September, 2015, joint and severally
guaranteed by co-makers                                  30,764          -

Capitalized lease obligation for equipment              368,097        453,422
                                                      2,126,950      1,532,264
     Less current maturities                            934,488        877,464
                                                     $1,192,462       $654,800

The aggregate maturities of this debt are as follows:

                         1996           $  934,488
                         1997              410,463
                         1998              288,777
                         1999              115,422
                         2000              350,501
                         Thereafter         27,299

                                        $2,126,950

5.        WORKERS' COMPENSATION INSURANCE

Rogers utilizes a self-insured program for workers' compensation. This program is limited to losses of $300,000 per claim, and aggregate losses of $5,000,000 over a two-year period through the use of a stop-loss policy. As required by Oklahoma's Workers' Compensation Court, Rogers has a $575,000 letter of credit with a bank to ensure Rogers' ability to pay workers' compensation claims.
This letter of credit is included in the $3,000,000 revolving bank line of credit described in Note 4. Claims are accrued based on Rogers' estimate of the aggregate liability for claims made and for potential claims. Rogers provided $658,340, $813,195, and $329,499 for workers' compensation claims for the years ended September 30, 1995, 1994, and 1993, respectively. In addition, Rogers incurred $83,574, $67,546, and $68,573 for reinsurance and administrative expenses for the years ended September 30, 1995, 1994, and 1993, respectively.

6.        EMPLOYEE HEALTH INSURANCE

Rogers adopted a self-insured program for employee health benefits on June 1, 1993. Under this program, responsibility for employee health care costs are assumed by Rogers with incurred costs above a specified amount covered by a stop-loss insurance policy. For the years ended September 30, 1995, 1994, and 1993, respectively, Rogers provided $571,523, $475,615, and $155,228 for employee health care costs and paid out $293,754, $334,669, and $1,404 in employee health care claims and incurred $247,003, $158,241, and $56,725 in administrative costs and stop-loss insurance premiums.

7.        NON-CASH TRANSACTIONS

During 1994, Rogers entered into a capital lease obligation for equipment totalling $466,519. In addition, Rogers purchased inventory of $113,673 by issuing a note payable to an unrelated company. In 1995, Rogers purchased the operating assets of another galvanizer for cash and the issuance of a note payable to an unrelated party in the amount $490,000.

8.        COMMITMENTS AND CONTINGENCIES

Rogers is involved in various claims and legal actions arising from time to time in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on Rogers' financial position, liquidity or results of operations.

Rogers has long-term operating lease agreements for the use of facilities at its subsidiaries which were entered into during 1994. Future related lease obligations are as follows for the years ended September 30, 1996 - $156,000, 1997 - $68,000, 1998 - $27,000, 1999 - $27,000, 2000 - $27,000 and $134,775
thereafter. Rent expense for these facilities during 1995 and 1994 were $134,227 and $29,210, respectively.

9.        OBLIGATIONS UNDER CAPITAL LEASE

Rogers acquired certain equipment under provisions of a long-term lease. For financial reporting purposes, minimum lease rentals for the assets have been capitalized. The following is a schedule of leased equipment under the capital lease:

                    Capitalized cost                   $466,519
                    Less accumulated depreciation        68,034

                                                       $398,485

The following is a schedule by years of future minimum lease payments, including renewal options, together with the present value of the net minimum lease payments as of September 30, 1995:


               Year Ended September 30,
                    1996                                    $116,514
                    1997                                     116,514
                    1998                                     116,514
                    1999                                      75,838
               Total minimum lease payments                  425,380
               Less amount representing interest              57,283

               Present value of net minimum lease payments  $368,097

               Current portion                              $ 90,331
               Long-term portion                             277,766

                                                            $368,097

The present value of net minimum lease payments are combined with other long-term debt in the accompanying financial statements and Note 4. ___________ Shares

KINARK CORPORATION

Common Stock

PROSPECTUS


No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and any information or representation not contained herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities other than the securities to which it relates, or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation may not be legally made. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information herein is correct as of any date subsequent to the date hereof.

TABLE OF CONTENTS

Prospectus Summary                                 3

Summary Pro Forma and Selected Consolidated        8
  Financial Information

Risk Factors                                      11

Business Strategy                                 13

The Acquisition or Merger                         14

Use of Proceeds                                   16

Capitalization                                    17

Common Stock Dividends and Price Range            18

The Rights Offering                               18

Description of Legal Stock                        23

Legal Matters                                     27

Experts                                           27

Financial Statements                              F-1





PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses (other than underwriting commissions) of the sale of the shares of Common Stock are as follows:

     Registration Fee                        $  7,760
     AMEX Application Fee                      17,500
     Blue Sky Fees and Expenses                 1,000
     Printing and Engraving                    45,000
     Subscription Agent's Fees and Expenses    10,000
     Information Agent's Fees and Expenses     22,500
     Legal Fees and Expenses                  175,000
     Accounting Fees and Expenses              40,000
     Miscellaneous Disbursements                2,240
          TOTAL                              $321,000



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Certificate of Incorporation (the "Certificate") of the Company contains a provision which, subject to certain exceptions described below, eliminates the liability of a director to the Company or its stockholders for monetary damages for any breach of duty as a director. This provision does not eliminate the liability of the director (i) for violations of his duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "Delaware Corporation Law") relating to unlawful dividends and distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

          The Certificate and the Bylaws (the "Bylaws") of the Company require the Company to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of service by such person as a director, officer, employee or agent of the Company or any other corporation for which he served as such at the request of the Company. Such persons are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, except that no payments may be made with respect to liability which is not eliminated pursuant to the provision of the Certificate described in the preceding paragraph. Such persons are also entitled to have the Company advance any such expenses prior to final disposition of the proceeding, upon delivery of a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

          In addition to the Certificate and Bylaws of the Company, Section 145(c) of the Delaware Corporation Law requires the Company to indemnify any director who has been successful on the merits or otherwise in defending any proceeding described above. The Delaware Corporation Law also provides that a court may order indemnification of a director if it determines that the director is fairly and reasonably entitled to such indemnification.

          The Company has the power, under the Certificate and Bylaws, to obtain insurance on behalf of any director, officer, employee, or agent of the Company against any liability asserted against or incurred by such person in any such capacity, whether or not the Company has the power to indemnify such person against such liability at that time under the Certificate or Bylaws.

ITEM 16.  EXHIBITS

          The following documents are filed as exhibits to this Registration
Statement:

          3.1 The Company's Restated Certificate of Incorporation, as amended on June 6, 1996.

          3.2 The Company's Bylaws (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q dated March 31,
               1996).

          4.1 Provisions in the Company's Restated Certificate of Incorporation and Bylaws defining the rights of holders of the Company's Common Stock.

          4.2  Form of Letter to Stockholders.

          4.3 Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and other Nominees.

          4.4 Form of Instructions as to the Use of Kinark Corporation Subscription Cards.

          4.5  Form of Subscription Card.

          4.6 Form of Letter to Clients from Securities Dealers, Commercial Banks, Trust Companies and other Nominees.

          4.7  Form of Notice of Guaranty Delivery.

          4.8  Form of Nominee Holder Certification.

          4.9 Form of Special Notice to Holders of Kinark Corporation Common Stock whose Addresses are Outside the United States.

          5.1 Opinion of Nelson Mullins Riley & Scarborough, L.L.P. as to the legality of the securities being registered.

          15.1 Letter Regarding Unaudited Interim Financial Information.

          23.1 Consent of Deloitte & Touche LLP, independent auditors of the Company.

          23.2 Consent of Hogan & Slovacek, P.C., independent auditors of Rogers Galvanizing Company.

          23.3 Consent of Nelson Mullins Riley & Scarborough, L.L.P. (contained in the opinion included at Exhibit 5.1).

          24.1 Power of Attorney of certain officers and directors of the Company (see page II-5).


ITEM 17.  UNDERTAKINGS.

     1.   The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant as described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     4.   The undersigned registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ponte Vedra Beach, State of Florida, on June 7, 1996.

                              KINARK CORPORATION

                              By:  /s/ Ronald J. Evans
                                   Ronald J. Evans, President and Director


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald J. Evans and Paul R. Chastain, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following in the capacities and on the dates indicated.

Signature                     Title                              Date

/s/ Michael T. Crimmins* Chief Executive Officer (principal      June 7, 1996
Michael T. Crimmins      executive officer) and Chairman
                         of the Board

/s/ Ronald J. Evans      President and Director                  June 7, 1996
Ronald J. Evans

/s/ Paul R. Chastain*    Vice President, Chief Financial         June 7, 1996
Paul R. Chastain         Officer (principal financial
                         officer and principal accounting
                         officer) and Director

/s/ Richard C. Butler*   Director                                June 7, 1996
Richard C. Butler

/s/ Mark E. Walker*      Director                                June 7, 1996
Mark E. Walker

/s/ Joseph J. Morrow     Director                                June 7, 1996
Joseph J. Morrow

/s/ John H. Sununu       Director                                June 7, 1996
John H. Sununu

* Ronald J. Evans, by signing his name hereto, does hereby sign this amendment to this Registration Statement on behalf of each of the directors and officers of the Company after whose typed names asterisks appear pursuant to a power of attorney duly executed by such directors and officers and filed with the Securities and Exchange Commission as part of the Registration Statement.

EXHIBIT INDEX



Ex. No.   Description                                                 Page

3.1 The Company's Restated Certificate of Incorporation, as amended on June 6 1996.

3.2       The Company's Bylaws (incorporated by reference to
          Exhibit 3.1 to the Company's Quarterly Report on
          Form 10-Q dated March 31, 1996).

4.1       Provisions in the Company's Restated Certificate of
          Incorporation and Bylaws defining the rights of holders of the Company's Common Stock.

4.2       Form of Letter to Stockholders.

4.3       Form of Letter to Securities Dealers, Commercial Banks,
          Trust Companies and other Nominees.

4.4       Form of Instructions as to the Use of Kinark Corporation    *
          Subscription Cards.

4.5       Form of Subscription Card.                                  *

4.6       Form of Letter to Clients from Securities Dealers,
          Commercial Banks, Trust Companies and other Nominees.

4.7       Form of Notice of Guaranty Delivery.

4.8       Form of Nominee Holder Certification.                       *

4.9       Form of Special Notice to Holders of Kinark Corporation
          Common Stock whose Addresses are Outside the United States. *

5.1       Opinion of Nelson Mullins Riley & Scarborough, L.L.P.
          as to the legality of the securities being registered.

15.1      Letter Regarding Unaudited Interim Financial Information.   *

23.1 Consent of Deloitte & Touche LLP, independent auditors of the Company.

23.2 Consent of Hogan & Slovacek, P.C., independent auditors of Rogers Galvanizing Company.

23.3      Consent of Nelson Mullins Riley & Scarborough, L.L.P.
          (contained in the opinion included at Exhibit 5.1).

24.1 Power of Attorney of certain officers and directors of the Company (see page II-5).

*    Exhibit previously filed.